Execution Version
CONTRIBUTION AGREEMENT
BY AND AMONG
WILLIAMS GAS PIPELINE COMPANY, LLC,
WILLIAMS ENERGY SERVICES, LLC,
WGP GULFSTREAM PIPELINE COMPANY, L.L.C.,
WILLIAMS PARTNERS GP LLC,
WILLIAMS PARTNERS L.P.
AND
WILLIAMS PARTNERS OPERATING LLC
AND, SOLELY WITH RESPECT TO SECTION 9.11,
THE WILLIAMS COMPANIES, INC.
January 15, 2010

i

Table of Contents
(Continued)

Table of Contents
(Continued)

Page
10.6 Conflicting Provisions	59
10.7 Binding Effect and Assignment	59
10.8 [Reserved]	60
10.9 Severability	60
10.10 Interpretation	60
10.11 Headings and Disclosure Schedules	60
10.12 Multiple Counterparts	60
10.13 Action by Partnership Parties	60

Exhibits

Exhibit A	–	Applicable Ownership Percentage
Exhibit B	–	Expenses
Exhibit C	–	Retained Assets and Liabilities
Exhibit D	–	Working Capital Target Allocations
Exhibit E	–	Percentage Allocations
Exhibit F	–	Form of Conveyance, Contribution and Assumption Agreement
Exhibit G	–	Form of Limited Call Right Forbearance Agreement
Exhibit H	–	Form of Omnibus Agreement
Exhibit I	–	Form of Amendment to the Partnership Agreement
Exhibit J	–	Form of Administrative Services Agreement for Employees at Transcontinental Gas Pipe Line Company, LLC
Exhibit K	–	Form of Secondment Agreement among Williams, the Partnership and the General Partner
Disclosure Schedules
Prepared by the Contributing Parties:
Disclosure Schedule 2.3(c)
Disclosure Schedule 3.3
Disclosure Schedule 3.4(a)
Disclosure Schedule 3.4(b)
Disclosure Schedule 3.6(a)
Disclosure Schedule 3.6(b)
Disclosure Schedule 3.8(c)
Disclosure Schedule 3.9
Disclosure Schedule 3.10
Disclosure Schedule 3.14
Disclosure Schedule 3.15
Disclosure Schedule 3.16(a)
Disclosure Schedule 3.18
Disclosure Schedule 3.19
Disclosure Schedule 3.22
Disclosure Schedule 5.1(b)
Prepared by the Partnership Parties:
Disclosure Schedule 4.4

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”) is made and entered into as of January 15, 2010, by and among Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”), Williams Energy Services, LLC, a Delaware limited liability company (“WES”), WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company (“WGPGPC”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and together with WGP, WES and WGPGPC, the “Contributing Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company,” and together with the Partnership, the “Partnership Parties”), and solely with respect to Section 9.11, The Williams Companies, Inc., a Delaware corporation (“Williams”).
W I T N E S S E T H:
WHEREAS, prior to the Closing Date, various of the Contributing Parties will be the sole members and owners of all the membership interests in:
Marsh Resources, LLC;
Transcontinental Gas Pipe Line Company, LLC;
WGP Development, LLC;
WGPC Holdings LLC;
Williams Field Services Group, LLC;
Williams Pacific Connector Gas Operator, LLC;
Williams Pipeline GP LLC; and
Williams Pipeline Services LLC;
each of which is a Delaware limited liability company and all of which are collectively referred to as the “Wholly Owned Entities.”
WHEREAS, prior to the Closing Date, various of the Contributing Parties will be a member or partner of the following entities and owner of the following membership or limited partner interests:
•	a 50.0% membership interest in Gulfstream Natural Gas System, L.L.C. (“Gulfstream”);

•	a 29.98% or less membership interest in Pacific Connector Gas Pipeline, LLC; and

•	a 29.98% or less limited partner interest in Pacific Connector Gas Pipeline, LP;
each of which is a Delaware entity and all of which are collectively referred to as the “Partially Owned Entities.”
WHEREAS, the Contributing Parties desire to contribute all of their membership interests and limited partner interest in the Wholly Owned Entities, Pacific Connector Gas Pipeline, LLC and Pacific Connector Gas Pipeline, LP and a 24.5% membership interest in Gulfstream

(collectively, the “Contributed Interests”) to the Partnership pursuant to the terms of this Agreement and the CCA Agreement in return for the payment and issuance of the Aggregate Consideration, and the Partnership desires to receive all of such Contributed Interests in exchange for the payment and issuance of the Aggregate Consideration in accordance with the terms of this Agreement and the CCA Agreement.
WHEREAS, promptly following the entry into this Agreement, the Partnership will publicly announce its intention to (i) make the WMZ Offer and (ii) increase the amount of the quarterly distribution paid in respect of the Partnership Interests (as defined in the Partnership Agreement) after the Closing as a result of the Transaction.
WHEREAS, promptly following the entry into this Agreement, Williams will publicly announce its intention to commence the Williams Debt Tender.
WHEREAS, the Conflicts Committee has previously (i) received an opinion of Tudor, Pickering, Holt & Co. Securities, Inc., the financial advisor to the Conflicts Committee, that the consideration to be paid pursuant to the Transaction is fair to the Partnership from a financial point of view and (ii) found the Transaction to be fair and reasonable to the Partnership and recommended that the board of directors of the General Partner (the “Board of Directors”) approve the Transaction.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“2009 Transferred Businesses Financial Statements” shall have the meaning ascribed to such term in Section 5.7.
“Accounting Firm” shall have the meaning ascribed to such term in Section 2.5(b).
“Actual Expenses” shall have the meaning ascribed to such term in Section 2.4(a).
“Additional General Partner Units” shall have the meaning ascribed to such term in Section 2.2(a)(iii).

“Additional GP Interest” means the dollar amount equal to (a) 2/98ths of the product of the Issue Price times the aggregate number of Class C Units issued in the Private Equity Placement, minus (b) the GP Closing Quarter Distribution Reduction Amount.
“Adjustment Period” has the meaning ascribed to such term in Section 2.6(a)(i).
“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person; provided, however, that (i) with respect to the Contributing Parties, the term “Affiliate” shall exclude each of the Partnership Parties, (ii) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the Contributing Parties and (iii) the Contributed Entities shall be deemed to be “Affiliates” (x) prior to the Closing, of the Contributing Parties and (y) on and after the Closing, of the Partnership Parties. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2(a).
“Agreement” has the meaning ascribed to such term in the preamble.
“Amended Partnership Agreement” shall have the meaning ascribed to such term in Section 2.2(b).
“Ancillary Agreements” means each of the CCA Agreement, the Services Agreements, the Omnibus Agreement and the Limited Call Right Forbearance Agreement.
“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).
“Applicable Ownership Percentage” means, with respect to Taxes imposed on, incurred by or attributable to, or Damages suffered by, incurred by or attributable to, (i) an entity listed on Exhibit A, (ii) the Transferred Assets attributable to such entity or (iii) the portion of the Transferred Businesses associated with such entity, the percentage listed next to such entity’s name.
“Associated Employees” has the meaning ascribed to such term in Section 3.16(a).
“Board of Directors” has the meaning ascribed to such term in the recitals.
“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2(a)(i).
“CCA Agreement” means the Conveyance, Contribution and Assumption Agreement substantially in the form of Exhibit F hereto.
“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Class C Closing Quarter Distribution Reduction Amount” means the amount equal to (a) the aggregate amount that would be distributable by the Partnership with respect to the Class C Units issued in the Private Equity Placement for the calendar quarter in which the Closing Date occurs if the Closing Date had occurred on the first day of such calendar quarter, minus (b) the aggregate amount actually distributable by the Partnership with respect to the Class C Units issued in the Private Equity Placement for the calendar quarter in which the Closing Date occurs.
“Class C Units” means the Class C units representing limited partner interests in the Partnership.
“Closing” shall have the meaning ascribed to such term in Section 2.3(a).
“Closing Date” shall have the meaning ascribed to such term in Section 2.3(a).
“Closing Documents” means the Contributing Parties Closing Documents and the Partnership Parties Closing Documents.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means the common units representing limited partner interests in the Partnership.
“Conflicts Committee” means the conflicts committee of the Board of Directors.
“Contributed Companies” means the Wholly Owned Entities and the Partially Owned Entities and, if the context so requires, their respective predecessors.
“Contributed Entities” means the Contributed Companies and the Contributed Subsidiaries.
“Contributed Interests” has the meaning ascribed to such term in the recitals.
“Contributed Subsidiaries” means the direct or indirect subsidiaries of the Contributed Companies set out next to such Contributed Companies’ names on Disclosure Schedule 3.4(b) and, if the context so requires, their respective predecessors.
“Contributing Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.
“Contributing Parties” has the meaning ascribed to such term in the preamble.
“Contributing Parties Aggregated Group” has the meaning ascribed to such term in Section 3.16(d).
“Contributing Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.1(a).
“Contributing Parties Closing Documents” means the Ancillary Agreements as executed by the Contributing Parties and their Affiliates, as applicable, and the Contributing Parties Closing Certificates.

“control” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation; provided, however, that with respect to any liabilities or obligations suffered or incurred by, or attributable to, a Contributed Entity, the Partnership Indemnified Parties shall only be deemed to have suffered or incurred liabilities or obligations to the extent of the product of the Applicable Ownership Percentage and the total amount of such liabilities and obligations suffered or incurred by, or attributable to, such Contributed Entity.
“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10(a).
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
“Equity Consideration” shall mean the Class C Units and the Additional General Partner Units to be issued pursuant to Section 2.2.
“ERISA” has the meaning ascribed to such term in Section 3.16(b).
“Estimated Expenses” has the meaning ascribed to such term in Section 2.3(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expenses” means all expenses listed on Exhibit B hereto.
“Financial Statements” has the meaning ascribed to such term in Section 3.6(a).

“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning ascribed to such term in the preamble.
“General Partner Units” shall have the meaning ascribed to such term in the Partnership Agreement.
“GP Closing Quarter Distribution Reduction Amount” means the amount equal to (a) the aggregate amount that would be distributable by the Partnership with respect to the Additional General Partner Units for the calendar quarter in which the Closing Date occurs if the Closing Date had occurred on the first day of such calendar quarter, minus (b) the aggregate amount actually distributable by the Partnership with respect to the Additional General Partner Units for the calendar quarter in which the Closing Date occurs.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.
“Gulfstream” has the meaning ascribed to such term in the recitals.
“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“HSR Act” shall have the meaning ascribed to such term in Section 3.3(b).
“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.
“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.
“Issue Price” means the volume weighted average closing price of a Common Unit on the NYSE for the 10-day trading period ending on the third (3rd) business day prior to the Closing Date.
“Knowledge”, as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Contributing Parties are Alan Armstrong, Don Chappel, Mac Hummel, Robert Cronk, Craig Rainey, Tom Sell, Rory Miller, Randy Newcomer, Phil Wright, Rick Rodekohr, Randy Conklin, Frank Ferazzi, Rodney Sailor, Ted Timmermans, Allison Bridges and Randy Barnard. The designated personnel for the Partnership Parties are Alan Armstrong, Don Chappel, Mac Hummel, Rory Miller, Randy Newcomer, Robert Cronk, John Porter, Craig Rainey and Tom Sell.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
“Limited Call Right Forbearance Agreement” means the Limited Call Right Forbearance Agreement substantially in the form of Exhibit G hereto.
“Material Contract” has the meaning ascribed to such term in Section 3.15(a).
“Minimum Claim Amount” shall have the meaning ascribed to such term in Section 9.10(a).
“Net Accumulated Cash Flow” has the meaning ascribed to such term in Section 2.6(a)(ii).
“Net Accumulated Cash Flow Statement” has the meaning ascribed to such term in Section 2.6(a).
“New Credit Facility” means the $1.5 billion underwritten Credit Agreement to be entered into by the Partnership on or prior to the Closing and any successor facility thereto.
“NGL” means natural gas liquids.
“Notice” shall have the meaning ascribed to such term in Section 10.2.
“NWP” means Northwest Pipeline GP, a Delaware general partnership.
“NYSE” means the New York Stock Exchange.
“Omnibus Agreement” means the Omnibus Agreement substantially in the form of Exhibit H hereto.
“Operating Company” has the meaning ascribed to such term in the preamble.
“Partially Owned Entities” has the meaning ascribed to such term in the recitals.

“Partially Owned Subsidiary” means a subsidiary of a Contributed Company that is not wholly owned by such Contributed Company.
“Partnership” has the meaning ascribed to such term in the preamble.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 23, 2005, as amended from time to time.
“Partnership Agreement Amendment” means Amendment No. 6 to the Partnership Agreement substantially in the form of Exhibit I hereto.
“Partnership Financing Transactions” means one or more of the following financing transactions that closes on or prior to the Closing Date: the Rule 144A Offering and designated borrowings, if any, by the Partnership under the New Credit Facility.
“Partnership Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.
“Partnership Material Adverse Effect” means a material adverse effect on or material adverse change in the ability of either Partnership Party to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
“Partnership Parties” shall have the meaning ascribed to such term in the preamble.
“Partnership Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.2(a).
“Partnership Parties Closing Documents” means the Ancillary Agreements as executed by the Partnership Parties and the Partnership Parties Closing Certificates.
“Permits” shall have the meaning ascribed to such term in Section 3.14.
“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the Transferred Assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the Transferred Assets, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Transferred Business.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Authority.
“Plans” has the meaning ascribed to such term in Section 3.16(b).

“Private Equity Placement” means the issuance of 203,000,000 Class C Units by the Partnership to one or more of the Contributing Parties as part of the Aggregate Consideration pursuant to Section 2.2(a).
“Retained Assets and Liabilities” means the assets and liabilities described on Exhibit C.
“Rights-of-Way” has the meaning ascribed to such term in Section 3.8(b).
“Rule 144A Offering” means the Partnership’s private placement of an aggregate of up to $3.5 billion in principal amount of debt securities to initial purchasers who may resell them pursuant to Rule 144A under the Securities Act, the net proceeds of which are to be used to provide all or a portion of the Cash Consideration.
“Sarbanes-Oxley Act” shall have the meaning ascribed to such term in Section 3.5(c).
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning ascribed to such term in Section 3.5(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Services Agreements” means (i) the agreement to be entered into as of the Closing Date between Williams and/or one or more of its Affiliates, on the one hand, and Transco, on the other hand, relating to the services to be provided by employees of Williams and/or its Affiliates and the amount payable by Transco to Williams and/or its Affiliates for such services, substantially in the form attached as Exhibit J hereto, (ii) the secondment agreement to be entered into as of the Closing Date between Williams and/or one or more of its Affiliates, on the one hand, and the Partnership and the General Partner, on the other hand, substantially in the form attached as Exhibit K hereto and (iii) the Administrative Services Agreement, dated as of October 1, 2007, between Northwest Pipeline Services LLC and NWP.
“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.
“Tax Items” shall have the meaning ascribed to such term in Section 7.2(a).
“Tax Losses” shall have the meaning ascribed to such term in Section 7.1(a).
“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes,

including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Title IV Plan” shall have the meaning ascribed to such term in Section 3.16(e).
“Transaction” means the contribution of the Contributed Interests in exchange for the Aggregate Consideration and the initial making by the Partnership of the WMZ Offer.
“Transco” means Transcontinental Gas Pipe Line Company, LLC, a Delaware limited liability company.
“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.4.
“Transferred Assets” means the assets owned on the Closing Date by the Contributed Entities, taken as a whole.
“Transferred Businesses” means the businesses conducted or operated as of the Closing Date by the Contributed Entities using any of the Transferred Assets, taken as a whole, including the associated liabilities.
“Transferred Businesses Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of Transferred Businesses, other than any effect or change (x) in the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or (y) in United States or global economic conditions or financial markets in general; provided, that in the case of clauses (x) and (y) the impact on the Transferred Businesses is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of any of Williams and the Contributing Parties to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
“Wholly Owned Entities” has the meaning ascribed to such term in the recitals.
“Williams” has the meaning ascribed to such term in the preamble.
“Williams Debt Tender” means the tender offer by Williams for not less than $3.0 billion in aggregate principal amount of the following debt securities of Williams commenced on or shortly after the date of this Agreement: 8.75% Senior Notes due 2020, 7.7% Debentures due 2027, 7.125% Notes due 2011, 8.125% Notes due 2012, 7.625% Notes due 2019, 7.875% Notes due 2021, 7.50% Debentures due 2031, 7.75% Notes due 2031 and 8.75% Notes due 2032.

“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Williams is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes the Wholly Owned Entities.
“WMZ” means Williams Pipeline Partners L.P., a Delaware limited partnership.
“WMZ Assets” has the meaning ascribed to such term in Section 3.7.
“WMZ Offer” means an exchange offer by the Partnership to acquire any and all common units of WMZ held by the public unitholders of WMZ at a fixed exchange ratio of 0.7584 Common Units for each such common unit of WMZ.
“WMZ Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of WMZ, dated January 24, 2008, as amended from time to time.
“Working Capital Amount” shall have the meaning ascribed to such term in Section 2.5(a).
“Working Capital Effective Time” shall have the meaning ascribed to such term in Section 2.5(a).
“Working Capital Statement” shall have the meaning ascribed to such term in Section 2.5(a).
“Working Capital Target” means an amount determined utilizing the general ledger accounts indentified on, and calculated in accordance with, Exhibit D, which for a closing in February 2010 would be $233,874,000, which for a closing in March 2010 would be $212,025,000 and which for a closing in April 2010 would be $224,885,000.
1.2 Construction.
In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE 2
CONVEYANCE AND CLOSING
2.1 Conveyance.
Upon the terms and subject to the conditions set forth in this Agreement and in the CCA Agreement, on the Closing Date, the Contributing Parties shall sell, grant, contribute, transfer, assign, and convey the Contributed Interests to the Partnership, the Partnership shall acquire the

Contributed Interests from the Contributing Parties and the Partnership shall further grant, contribute, transfer, assign and convey the Contributed Interests to the Operating Company.
2.2 Consideration.
(a)	The aggregate consideration to be transferred by the Partnership to the Contributing Parties for the Contributed Interests on the Closing Date (the “Aggregate Consideration”) shall consist of:
(i)	cash in an amount equal to $3.5 billion minus the Estimated Expenses (the “Cash Consideration”);

(ii)	203,000,000 Class C Units issued in the Private Equity Placement; and

(iii)	(A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) the issuance of a number of General Partner Units to the General Partner equal to 2/98ths of the aggregate number of Class C Units issued by the Partnership in the Private Equity Placement (the “Additional General Partner Units”) in consideration for a contribution to the Partnership on behalf of the General Partner of the applicable portion of the Contributed Interests.
(b)	The Cash Consideration shall be paid by the Partnership at the Closing to the Contributing Parties in accordance with the percentages set forth on Exhibit E by separate wire or interbank transfer of immediately available funds to the account(s) specified at least two (2) business days prior to the Closing by the applicable Contributing Party. The Class C Units issued in the Private Equity Placement shall be issued subject to the rights, preferences and privileges set forth in the Partnership Agreement, as amended by the Partnership Agreement Amendment (the “Amended Partnership Agreement”), the Delaware Revised Uniform Limited Partnership Act and federal and state securities laws.

(c)	The initial capital account attributable to the Class C Units issued in the Private Equity Placement shall be an amount equal to (i) the product of 203,000,000 and the Issue Price, minus (ii) the Class C Closing Quarter Distribution Reduction Amount.
2.3 Closing and Closing Deliveries.
(a)	The closing (the “Closing”) of the contribution of the Contributed Interests pursuant to this Agreement and the CCA Agreement will be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York on or before the third business day following satisfaction or waiver of the conditions to closing set forth in Article 6, commencing at 10:00 a.m., New York time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)	At least one (1) business day prior to the Closing Date, the Partnership Parties, acting through the Conflicts Committee, shall deliver to the Contributing Parties a statement setting forth a good faith estimate as of the Closing Date of each component of the Expenses (the aggregate amount of such estimates, the “Estimated Expenses”).

(c)	At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:
(i)	A counterpart of each Ancillary Agreement, duly executed by Williams and the Contributing Parties, as applicable;

(ii)	A counterpart of the Partnership Agreement Amendment, duly executed by the General Partner;

(iii)	One or more instruction letters in respect of the Contributed Interests directing the applicable Contributed Company to transfer such Contributed Interests to the Partnership on the books of such Contributed Company;

(iv)	A long-form certificate of good standing of recent date of each of the Contributing Parties and the Contributed Entities;

(v)	Foreign qualification certificates of recent date of each of the Contributed Entities for each of the jurisdictions listed opposite its name in Disclosure Schedule 2.3(c); and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties at least two (2) business days prior to the Closing Date to carry out the intent and purposes of this Agreement.
(d)	At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following, or shall take the following actions:
(i)	A counterpart of each Ancillary Agreement, duly executed by each Partnership Party, as applicable;

(ii)	The Cash Consideration as provided in Section 2.2(b);

(iii)	Certificates representing an aggregate of 203,000,000 Class C Units issued in the Private Equity Placement in the names and in accordance with the percentages set forth on Exhibit E, and bearing the appropriate restricted legends required by the Partnership Agreement and Applicable Law;

(iv)	Certificates representing the Additional General Partner Units;

(v)	The capital account of the General Partner shall be increased by the amount of the Additional GP Interest; and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties at least two (2) business days prior to the Closing Date to carry out the intent and purposes of this Agreement.
2.4 True-Up of Expenses.
(a)	No later than the earlier of (i) thirty (30) days after the completion of the WMZ Offer and (ii) ninety (90) days after the Closing Date, the Partnership, acting through the Conflicts Committee, shall prepare and deliver, or cause to be prepared and delivered, to the Contributing Parties a statement of the final amount of Expenses as of the Closing Date (the “Actual Expenses”).

(b)	If the Actual Expenses are less than the Estimated Expenses, then the Cash Consideration shall be adjusted appropriately and the Partnership shall pay to the Contributing Parties in accordance with the percentages set forth on Exhibit E, by separate wire or interbank transfer of immediately available funds to an account specified in writing by the applicable Contributing Party, an amount in cash equal to the amount of Estimated Expenses minus the amount of Actual Expenses within five (5) business days from the date on which the statement referred to in Section 2.4(a) is delivered. If the Estimated Expenses are less than the Actual Expenses, then the Cash Consideration shall be adjusted appropriately and the Contributing Parties shall pay to the Partnership in accordance with the percentages set forth on Exhibit E, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount in cash equal to the amount of Actual Expenses minus the amount of Estimated Expenses within five (5) business days from the date on which the statement referred to in Section 2.4(a) is delivered.
2.5 Working Capital Adjustment.
(a)	Within sixty (60) days after the Closing Date, the Contributing Parties shall prepare and deliver, or cause to be prepared and delivered, to the Partnership a statement of the Working Capital Amount as of the Working Capital Effective Time (the “Working Capital Statement”). For purposes of this Agreement, the “Working Capital Effective Time” means 12:01 a.m., Tulsa, Oklahoma time, on the first day of the calendar month in which the Closing Date occurs. For purposes of this Agreement, the “Working Capital Amount” means an amount calculated in accordance with the Working Capital Target calculation attached hereto as Exhibit D, with respect to, in the aggregate, all of the Contributed Companies and the Contributed Subsidiaries that are consolidated for financial reporting purposes. The Working Capital Statement shall be prepared in accordance with the same accounting principles and methodology as the Financial Statements.

(b)	Within sixty (60) days following receipt by the Partnership of the Working Capital Statement, the Partnership, on behalf of itself and the Operating Company and acting through the Conflicts Committee, shall deliver written notice to the Contributing Parties of any dispute it has with respect to the preparation or content of the Working Capital Statement. In the event the Partnership does not notify the Contributing Parties of a dispute with respect to the Working Capital Statement within such sixty (60)-day period, such Working Capital Statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, the Partnership, on behalf of itself and the Operating Company and acting through the Conflicts Committee, and the Contributing Parties shall negotiate in good faith to resolve such dispute. If the Contributing Parties and the Partnership, on behalf of itself and the Operating Company and acting through the Conflicts Committee, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Partnership advises the Contributing Parties of its objections, then the Contributing Parties and the Partnership, on behalf of itself and the Operating Company and acting through the Conflicts Committee, jointly shall engage the firm of KPMG LLC, or such other public accounting firm to which the parties hereto may agree (the “Accounting Firm”), to resolve such dispute. The Contributing Parties, on the one hand, and the Partnership (on behalf of itself and the Operating Company and acting through the Conflicts Committee), on the other hand, shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Accounting Firm may request and that are available to that party or its agents. Following the Accounting Firm’s final determination of the Working Capital Amount as of the Working Capital Effective Time, the Accounting Firm shall, within two (2) business days from the date of such final determination, deliver a written notice to the Contributing Parties and the Partnership specifying the Working Capital Amount as of the Working Capital Effective Time. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties hereto. The Contributing Parties, on the one hand, and the Partnership, on the other hand, shall share equally the fees and expenses of the Accounting Firm.

(c)	For purposes of complying with the terms set forth in this Section 2.5, the Partnership Parties and the Contributed Entities, on the one hand, and the

Contributing Parties, on the other hand, shall cooperate with and make available to the other parties hereto and their representatives all information, records, data and working papers, and will permit access to their facilities and personnel, as may be reasonably required in connection with the preparation and review of the Working Capital Statement and the resolution of any disputes thereunder.

(d)	If the Working Capital Amount as of the Working Capital Effective Time (as finally determined pursuant to Section 2.5(b)) is less than the Working Capital Target, then the Cash Consideration shall be adjusted appropriately and the Contributing Parties shall pay to the Partnership in accordance with the percentages set forth on Exhibit E, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount in cash equal to the Working Capital Target minus the Working Capital Amount, within five (5) business days from the date on which the Working Capital Amount is finally determined pursuant to Section 2.5(b). If the Working Capital Target is less than the Working Capital Amount as of the Working Capital Effective Time (as finally determined pursuant to Section 2.5(b)), then the Cash Consideration shall be adjusted appropriately and the Partnership shall pay to the Contributing Parties in accordance with the percentages set forth on Exhibit E, by separate wire or interbank transfer of immediately available funds to an account specified in writing by the applicable Contributing Party, an amount in cash equal to the Working Capital Amount minus the Working Capital Target, within five (5) business days from the date on which the Working Capital Amount is finally determined pursuant to Section 2.5(b).
2.6 Net Accumulated Cash Flow Adjustment.
(a)	Within sixty (60) days after the Closing Date, the Contributing Parties shall prepare and deliver, or cause to be prepared and delivered, to the Partnership a statement of its calculation, in reasonable detail, of the Net Accumulated Cash Flow (the “Net Accumulated Cash Flow Statement”). For purposes of this Agreement:
(i)	the “Adjustment Period” means the period of time from the Working Capital Effective Time until 11:59 p.m., Tulsa, Oklahoma time, on the last day of the calendar month in which the Closing Date occurs;

(ii)	“Net Accumulated Cash Flow” means, for the Adjustment Period, an amount (whether positive or negative) equal to the sum of:
(A)	with respect to the Wholly Owned Entities and the direct or indirect wholly owned subsidiaries thereof (including for these purposes NWP), on a combined basis, an amount (whether positive or negative) equal to:
(1)	the sum of (a) revenues in such period and (b) any other items resulting in cash inflows in such period, but excluding from clauses (a) and (b) the inflow amounts specifically addressed in Section 2.6(a)(ii)(B) below or resulting from the transactions described in Section 6.2(i); minus

(2)	the sum of (a) all costs and operating expenses in such period, including, but not limited to, all selling, general and administrative expenses (including any allocation of general and administrative costs and expenses by Williams in accordance with past practice) and cash interest payments, but excluding non-cash expenses such as depreciation, amortization or accretion, (b) all capital expenditures incurred in such period and (c) any other items resulting in cash outflows in such period, but excluding from clauses (a), (b) and (c) the outflow amounts specifically addressed in Section 2.6(a)(ii)(B) below or resulting from the transactions described in Section 6.2(i); and
(B)	with respect to the Partially Owned Entities and the Partially Owned Subsidiaries (excluding for these purposes NWP), on a combined basis, an amount (whether positive or negative) equal to:
(1)	distributions in such period by the Partially Owned Entities and the Partially Owned Subsidiaries to a Contributing Party or a directly or indirectly owned subsidiary thereof; minus

(2)	capital contributions in such period to a Partially Owned Entity or Partially Owned Subsidiary from a Contributing Party or a directly or indirectly owned subsidiary thereof.
(b)	Within sixty (60) days following receipt by the Partnership of the Net Accumulated Cash Flow Statement, the Partnership, on behalf of itself and the Operating Company and acting through the Conflicts Committee, shall deliver written notice to the Contributing Parties of any dispute it has with respect to the preparation or content of the Net Accumulated Cash Flow Statement. In the event the Partnership does not notify the Contributing Parties of a dispute with respect to the Net Accumulated Cash Flow

Statement within such sixty (60)-day period, such Net Accumulated Cash Flow Statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, the Partnership, on behalf of itself and the Operating Company and acting through the Conflicts Committee, and the Contributing Parties shall follow the resolution procedures set forth in Section 2.5(b).

(c)	If the Net Accumulated Cash Flow is a positive amount (as finally determined pursuant to Section 2.6(b)), then the Cash Consideration shall be adjusted downward by such amount and the Contributing Parties shall pay to the Partnership in accordance with the percentages set forth on Exhibit E, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount in cash equal to the Net Accumulated Cash Flow, within five (5) business days from the date on which the Net Accumulated Cash Flow is finally determined pursuant to Section 2.6(b). If the Net Accumulated Cash Flow is a negative amount (as finally determined pursuant to Section 2.6(b)), then the Cash Consideration shall be adjusted upward by the absolute value of such amount and the Partnership shall pay to the Contributing Parties in accordance with the percentages set forth on Exhibit E, by separate wire or interbank transfer of immediately available funds to an account specified in writing by the applicable Contributing Party, an amount in cash equal to the absolute value of the Net Accumulated Cash Flow, within five (5) business days from the date on which the Net Accumulated Cash Flow is finally determined pursuant to Section 2.6(b).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES
The Contributing Parties hereby represent and warrant to the Partnership Parties as follows:
3.1 Organization.
(a)	Each of the Contributing Parties is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Each of the Contributed Companies and WMZ is a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Contributed Subsidiaries is a corporation, limited partnership, general partnership or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited partnership, general partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each Contributed Entity is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Transferred Businesses Material Adverse Effect. The Contributing Parties have made available to the Partnership Parties true and complete copies of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of each Contributed Entity in effect as of the date of this Agreement.
3.2 Authority and Approval.
(a)	Each of the Contributing Parties has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the Contributing Parties of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite limited liability company action on the part of each of the Contributing Parties. This Agreement has been duly executed and delivered by each of the Contributing Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Contributing Parties has full limited liability company power and authority to execute and deliver each Ancillary Agreement to which it will be a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by each of the Contributing Parties of each of the Ancillary Agreements to which it will be a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited liability company action on the part of each Contributing Party. When executed and delivered by each of the parties party thereto, each Ancillary Agreement will constitute a valid and legally binding obligation of each of Williams and the Contributing Parties, as applicable, that is a party thereto enforceable against Williams and each such Contributing Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3 No Conflict; Consents.
Except as set forth on Disclosure Schedule 3.3:
(a)	the execution, delivery and performance of this Agreement by each of the Contributing Parties does not, and the execution, delivery and performance of each of the Ancillary Agreements by each of Williams and the Contributing Parties party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Contributing Party, Williams or any Contributed Entity, (ii) violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Contributing Parties, Williams, the Contributed Entities, the Transferred Assets or the Transferred Businesses (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, (a) any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Contributing Parties or the Contributed Entities is a party or by which it or any of the Transferred Assets are bound or (b) any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Williams is a party or by which it is bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Transferred Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Transferred Businesses Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Contributing Parties, Williams or the Contributed Entities with respect to the Transferred Assets or the Transferred Businesses in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Transferred Businesses Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
3.4 Capitalization; Title to Membership and Limited Partner Interests.
(a)	The Contributing Parties will on the Closing Date own, beneficially and of record, all of the Contributed Interests free and clear of all Liens in the percentages set out next to such Contributing Parties’ names on Disclosure Schedule 3.4(a) and will convey good and marketable title to the Contributed Interests to the Partnership. The Contributed Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Contributed Interests (except the contribution of the Contributed Interests contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Contributed Interests have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Contributed Company) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act or by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). On the Closing Date, the applicable Contributing Parties will be the sole members of the Wholly Owned Entities, WGP will be a member of Pacific Connector Gas Pipeline, LLC and a partner of Pacific Connector Gas Pipeline, LP and WGPGPC will be a member of Gulfstream.

(b)	The Contributed Companies, directly or indirectly through another Contributed Subsidiary, will on the Closing Date own, of record and beneficially, the outstanding equity interests of each Contributed Subsidiary free and clear of any Liens as set out next to such Contributed Subsidiaries’ names on Disclosure Schedule 3.4(b). These equity interests are not subject to any agreements or understandings with respect to the voting or transfer of such equity interests (other than restrictions under applicable federal and state securities laws). All the outstanding equity interests of each Contributed Subsidiary have been duly authorized and are validly issued, fully paid (in the case of a limited partnership or limited liability company, to the extent required by the limited liability company agreement or partnership agreement of the applicable Contributed Subsidiary) and nonassessable (except as provided under the Delaware LLC Act or the Delaware LP Act). The Contributed Subsidiaries will on the Closing Date be the only corporations, limited partnerships, general partnerships, limited liability companies and other Persons in which the Contributed Companies own, directly or indirectly, an equity interest.

(c)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, any of the Contributing Parties or Contributed Entities to purchase or otherwise acquire or to sell or otherwise dispose of the Contributed Interests or the equity interests of the Contributed Subsidiaries, except as contemplated by this Agreement or the CCA Agreement or as set forth in the governing instruments of Gulfstream.

(d)	As of the date hereof, the outstanding capitalization of WMZ consists of 22,607,430 Common Units, 10,957,900 Subordinated Units, 684,869 General Partner Units and the Incentive Distribution Rights (all such capitalized terms having the meanings set forth in the WMZ Partnership Agreement). All of such Common Units, Subordinated Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the WMZ Partnership Agreement, and are fully paid (to the extent required under the WMZ Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). The General Partner Units of WMZ have been duly authorized and validly issued in accordance with the WMZ Partnership Agreement. Williams Pipeline GP LLC owns 4,700,668 Common Units of WMZ, all 10,957,900 Subordinated Units of WMZ, all 684,869 General Partner Units of WMZ and all the Incentive Distribution Rights of WMZ, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, WMZ to purchase or otherwise acquire or to sell or otherwise dispose of any equity interests in WMZ, except as set forth in the SEC Reports of WMZ.

(e)	WMZ indirectly owns a 35% general partnership interest in NWP, free and clear of all Liens.

3.5 SEC Documents; Internal Controls.
(a)	Since January 1, 2007, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by Williams, NWP, Transco and WMZ, respectively, with or to the SEC, as applicable, pursuant to the Exchange Act have been or will be timely filed or furnished (the “SEC Reports”). The SEC Reports (i) complied or will comply in all material respects with the requirements of Applicable Law (including the Exchange Act and the rules and regulations promulgated thereunder), and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date hereof; provided, that with respect to the SEC Reports filed or to be filed by Williams, such representation in clause (ii) applies only to the Transferred Businesses and the Transferred Assets.

(b)	Other than NWP and Transco, no Contributing Party or Contributed Entity is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the SEC Reports. No enforcement action has been initiated against Williams, NWP, Transco or WMZ relating to disclosures contained or omitted from any SEC Report.

(c)	Each of Williams, NWP, Transco and WMZ has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by each of Williams, NWP, Transco and WMZ in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(d)	Since January 1, 2007, the principal executive officer and principal financial officer of each of Williams, NWP, Transco and WMZ have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date hereof, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting or has any reason to believe that its auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
3.6 Financial Statements; Undisclosed Liabilities.
(a)	Disclosure Schedule 3.6(a) sets forth a true and complete copy of the audited statements of income (loss), comprehensive income (loss) and members’ equity, and statements of cash flow for the fiscal years ended December 31, 2007 and 2008 and balance sheets as of December 31, 2007 and 2008 for the Transferred Businesses, including the notes thereto, and similar unaudited financial statements for the Transferred Businesses as of September 30, 2009 and for the nine months ended September 30, 2009 (collectively, with such audited statements, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of the Transferred Businesses as of such dates and the results of operations of the Transferred Businesses for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in an annual filing. Except as set forth on Disclosure Schedule 3.6(a), there are no off-balance sheet arrangements that have or are reasonably likely to have a Transferred Businesses Material Adverse Effect.

(b)	There are no liabilities or obligations of the Contributed Entities or the Transferred Businesses (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements, (ii) current liabilities incurred in the ordinary course of business since September 30, 2009, (iii) liabilities or obligations set forth on Disclosure Schedule 3.6(b) and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Transferred Businesses Material Adverse Effect.
3.7 Contributed Interests.
The Contributed Interests constitute all of Williams’ directly or indirectly owned interests in natural gas gathering, processing, treating, transportation and storage businesses and NGL marketing business, other than the Retained Assets and Liabilities and those interests currently held by WMZ (the “WMZ Assets”) or the Partnership Parties. The assets necessary to conduct the Transferred Businesses as such businesses are conducted on the date of this Agreement will be included in the Transferred Assets or provided through the Services Agreements.
3.8 Real Property; Rights of Way.
(a)	Each of the Contributed Entities has good and marketable title to all real property and good title to all tangible personal property owned by the Contributed Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens except Permitted Liens, except as would not reasonably be expected to have a Transferred Business Material Adverse Effect.

(b)	Each of the Contributed Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations contained, in any SEC Report filed on or prior to the date hereof, except for (i) qualifications, reservations and encumbrances as may be set forth in any SEC Report filed on or prior to the date of this Agreement and (ii) such Rights-of-Way the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Transferred Businesses Material Adverse Effect. Each of the Contributed Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Transferred Businesses Material Adverse Effect; and none of such Rights-of-Way contains any restriction that is materially burdensome to the Contributed Entities, taken as a whole.

(c)	Except as set forth on Disclosure Schedule 3.8(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the Transferred Assets and (B) none of the Contributing Parties have

Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a Transferred Businesses Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Transferred Assets which are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the rights-of-way and easements held by any of the Wholly Owned Entities or the Partially Owned Entities, except as would not reasonably be expected to have a Transferred Business Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a Transferred Business Material Adverse Effect.
3.9 Litigation; Laws and Regulations.
Except as set forth on Disclosure Schedule 3.9 and, with respect to any Partially Owned Entity or Partially Owned Subsidiary, to the Knowledge of the Contributing Parties:
(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Contributing Parties’ Knowledge, threatened against or affecting the Contributed Entities, the Transferred Assets, the Transferred Businesses or any of the operations of the Contributing Parties related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting the Contributed Entities, the Transferred Assets, the Transferred Businesses or any of the operations of the Contributing Parties related thereto, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Transferred Businesses Material Adverse Effect.

(b)	None of the Contributing Parties or the Contributed Entities is in violation of or in default under its charter documents, bylaws or equivalent governing documents or any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Transferred Businesses Material Adverse Effect.
3.10 No Adverse Changes.
Except as set forth on Disclosure Schedule 3.10 or described in the Financial Statements (including the notes thereto), since September 30, 2009 and, with respect to any Partially Owned Entity or Partially Owned Subsidiary, to the Knowledge of the Contributing Parties:
(a)	there has not been a Transferred Businesses Material Adverse Effect;

(b)	the Transferred Businesses and the Transferred Assets have been operated and maintained consistent with the standard set forth in Section 5.1(a);

(c)	there has not been any material damage, destruction or loss to any material portion of the Transferred Assets, whether or not covered by insurance;

(d)	there has been no delay in, or postponement of, the payment of any liabilities related to the Contributed Entities, the Transferred Businesses or the Transferred Assets, individually or in the aggregate, in excess of $50,000,000;

(e)	none of the items described in Section 5.1(b), but excluding the items described in Section 5.1(b)(xiv), has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.
3.11 Taxes.
Except as would not reasonably be expected to have a Transferred Businesses Material Adverse Effect and, with respect to any Partially Owned Entity or Partially Owned Subsidiary, to the Knowledge of the Contributing Parties, (i) all Tax Returns required to be filed by or with respect to the Contributed Entities, the Transferred Businesses or the Transferred Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Contributed Entities or the Contributing Parties or any of their Affiliates with respect to the Transferred Assets or the Transferred Businesses, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any of the Transferred Assets or the Transferred Businesses, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Contributed Entities, the Transferred Businesses or the Transferred Assets.
3.12 Environmental Matters.
Except as disclosed in Disclosure Schedule 3.14, or as would not reasonably be expected, individually or in the aggregate, to have a Transferred Businesses Material Adverse Effect: (a) the Contributed Entities, the Transferred Businesses, the Transferred Assets and the Contributing Parties’ operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Contributed Entities, the Transferred Businesses, the Transferred Assets or the Contributing Parties’ operations relating thereto that give rise to an obligation by any Contributing Party, Williams or any Contributed Entity to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Contributed Entities, the Transferred Assets, the Transferred Businesses and the Contributing Parties’ operations related thereto are not subject to any pending or, to the Knowledge of the Contributing Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental

Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Contributed Entities, with respect to the Transferred Assets or the Transferred Businesses, by any Contributing Party under any Environmental Law in connection with the Transferred Businesses, the Transferred Assets or the Contributing Parties’ operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by, and in the process of ownership transfer to, the Contributed Entities at the time of the Closing or have been waived; (e) there has been no release of any Hazardous Material into the environment by the Contributed Entities, the Transferred Assets, or the Contributing Parties’ operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any person or property to any Hazardous Material in connection with the operation of the Transferred Assets or the Contributing Parties’ operations relating thereto.
3.13 Condition of Assets.
The Transferred Assets have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used. The Transferred Assets are adequate to conduct the Transferred Businesses substantially in accordance with past practice.
3.14 Licenses; Permits.
(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.14, the Contributed Entities have all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of the Transferred Businesses as now being conducted (collectively, “Permits”), except in each case for such items which the failure to obtain or have waived would not result in a Transferred Businesses Material Adverse Effect.

(b)	All Permits are validly held by the Contributed Entities and are in full force and effect, except as would not reasonably be expected to have a Transferred Businesses Material Adverse Effect.

(c)	The Contributed Entities have complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Transferred Businesses Material Adverse Effect.

(d)	The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), a list of which has been provided to the Partnership Parties, will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Transferred Businesses Material Adverse Effect.

(e)	No proceeding is pending or, to the Contributing Parties’ Knowledge, threatened with respect to any alleged failure by the Contributed Entities to have any material Permit necessary for the operation of any Transferred Asset or the conduct of the Transferred Businesses or to be in compliance therewith.
3.15 Contracts.
(a)	Disclosure Schedule 3.15 contains a true and complete listing and, with respect to any Partially Owned Entity or Partially Owned Subsidiary, a true and complete listing to the Knowledge of the Contributing Parties, of the following contracts and other agreements with respect to the Transferred Assets or the Transferred Businesses, to which (i) any Contributing Party or (ii) any of the Contributed Entities is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):
(i)	any natural gas gathering, processing, treating, transportation, storage, purchase or other agreement or NGL marketing purchase or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $100,000,000;

(ii)	any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000,000 per annum;

(iii)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $100,000,000;

(iv)	any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any Contributed Entity, or (B) requiring any Contributed Entity to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $100,000,000;

(v)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)	any agreement that prohibits or otherwise materially limits the ability of such Contributing Party (to the extent applicable to the Transferred Businesses) or Contributed Entity to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(vii)	any agreement with any Contributing Party (to the extent applicable to the Transferred Businesses) or Contributed Entity that individually involves annual revenues or payments in excess of $100,000,000;

(viii)	any collective bargaining agreement;

(ix)	any lease under which any Contributed Entity is the lessor or lessee of real property that provides for an annual base rental to or from such Contributed Entity of more than $100,000,000;

(x)	any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $100,000,000;

(xi)	any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xii)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Transferred Businesses Material Adverse Effect; or

(xiii)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.15, the performance of which by any party thereto involves consideration in excess of $100,000,000.
(b)	The Contributing Parties have made available to the Partnership Parties a correct and complete copy of each written agreement listed in Disclosure Schedule 3.15.

(c)	With respect to each relevant Contributed Entity and, with respect to any Partially Owned Entity or Partially Owned Subsidiary, to the Knowledge of the Contributing Parties: (A) each Material Contract is legal, valid and binding on and enforceable against such Contributed Entity, and in full force and effect; (B) each Material Contract will continue to be legal, valid and binding on and enforceable against such Contributed Entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) such Contributed Entity that is a party to each Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract; and (D) to the Contributing Parties’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.
3.16 Employees and Employee Benefits.
(a)	None of the employees of the Contributing Parties or their Affiliates who provide exclusive or shared services to the Transferred Assets or the Transferred Businesses (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to the Partnership Parties or the Contributed Entities or as set forth on Disclosure Schedule 3.16(a), there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $3,750,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.

(b)	As of the Closing Date, except with respect to the Services Agreements, none of the Contributed Entities will sponsor, maintain or contribute to, or have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”).

(c)	Except as would not result in any liability to the Partnership Parties or the Contributed Entities, (i) each Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all Applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)	With respect to any Plan that a Contributing Party (or any entity treated as a single employer with a Contributing Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Contributing Parties

Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA and except for an event that would not impose any liability on the Partnership Parties or the Contributed Entities, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Contributed Entities, the Contributing Parties or any member of the Contributing Parties Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Contributed Entities have no direct or indirect responsibility or obligation and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the Transferred Assets or that would reasonably be expected to result in a Transferred Businesses Material Adverse Effect. None of the Contributed Entities, the Contributing Parties or any member of the Contributing Parties Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which a Contributed Entity, Contributing Party or any member of the Contributing Parties Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).

(e)	The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than multiemployer plans) (the “Title IV Plans”), determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Title IV Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Title IV Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(f)	Except as would not result in any liability to a Contributed Entity (other than with respect to liability of a Contributed Entity arising from it being a party to a Services Agreement), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of the Contributing Parties or any of their Affiliates.

(g)	All costs and liabilities associated with Associated Employees and any former employees who have provided services with respect to the Transferred Assets have been allocated in good faith amongst the Contributing Parties and their Affiliates and the Contributed Entities.
3.17 Labor Matters.
There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the Contributing Parties, threatened against any Contributing Party, Contributed Entity or Williams with respect to any employee that will be providing services in connection with the Transferred Businesses and the Transferred Assets.
3.18 Transactions with Affiliates.
Except as otherwise contemplated in this Agreement or as set forth on Disclosure Schedule 3.18, none of the Contributed Entities is party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such Contributed Entity, on the one hand, and any of its Affiliates, on the other hand, other than (a) those entered into in the ordinary course of business relating to the provision of natural gas gathering, processing, treating, transportation and storage services and NGL marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or sale of liquid products, in each case, on commercially reasonable terms and (b) those entered into for purposes of hedging future anticipated purchases or sales of commodities as authorized under the Williams Midstream Commodity Transaction Policy.
3.19 Insurance.
Except as set forth in Disclosure Schedule 3.19, the Transferred Assets are covered by, and immediately after the Closing will be, insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and NGL marketing industry and consistent with past practice. All such insurance policies are, and after Closing will continue, in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Contributing Party other than in the ordinary course of business.
3.20 Intellectual Property Rights.
Each Contributed Entity owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted by the Transferred Businesses, and their products and services do not infringe upon, misappropriate or otherwise violate any

Intellectual Property of any third party. All Intellectual Property owned by any Contributed Entity is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in rights of any Contributed Entity under any contract providing for the license of any Intellectual Property to such Contributed Entity, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Transferred Businesses Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the Transferred Businesses, the Transferred Assets or the Contributed Entities’ operations relating thereto, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any of the Contributed Entities. Except as would not result in a Transferred Businesses Material Adverse Effect, the Contributed Operating Entities have taken reasonable measures to protect the confidentiality of all material trade secrets.
3.21 Investment Company Act.
None of the Contributing Parties, Williams nor the Contributed Entities is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
3.22 Brokerage Arrangements.
None of the Contributing Parties or Williams has entered (directly or indirectly) into any agreement with any Person that would obligate the Contributing Parties or Williams to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby, except as set forth on Disclosure Schedule 3.22.
3.23 Liabilities Associated with Natural Gas Contracts.
There has been no misallocation, calculation error, measurement problem or similar event relating to the performance by the Contributed Entities under any natural gas gathering, processing, treating, transportation or storage contract or NGL marketing contract that would give rise to a correcting adjustment under any such contract that would reasonably be expected to result in a liability to the Partnership Parties in excess of $37,500,000.
3.24 Books and Records.
Accurate copies of the respective books of account, minute books, stock or other equity record books of each Contributing Party and each Contributed Entity have been made available for inspection to the Partnership Parties.

3.25 Investment Intent.
The Contributing Parties have substantial experience in analyzing and investing in entities like the Partnership and are capable of evaluating the merits and risks of their investment in the Partnership. The Contributing Parties are acquiring the Equity Consideration solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Contributing Parties acknowledge that the Equity Consideration will not be registered under the Securities Act or any applicable state securities law, and that such Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Contributing Parties acknowledge that each certificate representing the Equity Consideration shall bear a legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
3.26 Waivers and Disclaimers.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR

STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE TRANSFERRED ASSETS, (B) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (C) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE TRANSFERRED ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONTRIBUTING PARTIES, THE TRANSFERRED BUSINESSES OR THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.26 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTRIBUTING PARTIES, THE CONTRIBUTED ENTITIES, THE TRANSFERRED BUSINESSES OR THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES
The Partnership Parties hereby represent and warrant to the Contributing Parties as follows:
4.1 Organization and Existence.
The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2 Authority and Approval.
(a)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Ancillary Agreement to which it is a party or signatory, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by each of the Partnership Parties of each of the Ancillary Agreements to which it will be a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. When executed and delivered by each of the parties party thereto, each Ancillary Agreement will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3 No Conflict; Consents.
(a)	The execution, delivery and performance of this Agreement by the Partnership Parties does not, and the execution, delivery and performance by each of the Partnership Parties of each of the Ancillary Agreements by the Partnership Parties party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Partnership Party; (ii) violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of such Partnership Parties or any property or asset of such Partnership Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of such Partnership Parties is a party or by which either of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements of the HSR Act.
4.4 Brokerage Arrangements.
Neither of the Partnership Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership Parties or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby, except as set forth on Disclosure Schedule 4.4.
4.5 Litigation.
There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership Parties’ Knowledge, threatened that (a) questions or involves the validity or enforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Ancillary Agreements or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (ii) damages in connection with any such consummation.
4.6 Valid Issuance; Listing.
(a)	The offer and sale of the Class C Units in the Private Equity Placement and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Contributing Parties in accordance with the terms of this Agreement, the Partnership Agreement and the Partnership Agreement Amendment, will be validly issued, fully paid (to the extent required by the Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities laws. The Common Units issuable upon the conversion of the Class C Units and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Amended Partnership Agreement and when issued and delivered upon the conversion of the Class C Units, will be validly issued, fully paid (to the extent required by the Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(b)	The Partnership’s currently outstanding Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting.
ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS
5.1 Operation of the Transferred Assets and Transferred Businesses.
(a)	Except as provided by this Agreement or the CCA Agreement (including, for purposes of clarification, any movement of ownership interests or reorganizations internal to the entities controlled directly or indirectly by Williams and its Affiliates other than the Contributing Parties that are necessary to position the Contributed Interests for contribution pursuant to the terms of this Agreement and the CCA Agreement) or as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall and shall cause the Contributed Entities to (or, with respect to any Partially Owned Entity or Partially Owned Subsidiary, shall use commercially reasonable efforts to cause such Partially Owned Entity or Partially Owned Subsidiary to):
(i)	conduct their businesses and operations relating to the Transferred Assets and the Transferred Businesses in the usual and ordinary course thereof; and

(ii)	preserve, maintain and protect the Transferred Assets and their businesses and operations related thereto as are now being conducted;
provided, however, the Contributing Parties shall not, to the extent commercially unreasonable, be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1.
(b)	Except (i) as provided by this Agreement or the CCA Agreement (including, for purposes of clarification, the transactions contemplated by Section 6.2(i) and any movement of ownership interests or reorganizations internal to the entities controlled directly or indirectly by Williams and its Affiliates other than the Contributing Parties that are necessary to position the Contributed Interests for contribution pursuant to the terms of this Agreement and the CCA Agreement), (ii) as set forth in Disclosure Schedule 5.1(b) or (iii) as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, none of the Contributing Parties shall (to the extent such action would affect the Transferred Assets or the Transferred Businesses), and they shall not permit any Contributed Entity to (or, with respect to any Partially Owned Entity or Partially Owned Subsidiary, shall use commercially reasonable efforts not to permit any such Partially Owned Entity or Partially Owned Subsidiary to):
(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $200,000,000 to the extent such asset, business or equity interest would constitute a Transferred Asset or a Transferred Business;

(vii)	sell, lease or otherwise dispose of any asset included in the Transferred Assets for consideration in excess of $200,000,000;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of the Transferred Assets;

(ix)	file any material lawsuit with respect to the Transferred Assets or the Transferred Businesses;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the Transferred Assets or the Transferred Businesses other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project with respect to the Transferred Assets or the Transferred Businesses in excess of $200,000,000, other than reasonable capital expenditures in connection with any emergency or force majeure events;

(xii)	merge or consolidate with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under Williams’ cash management system in accordance with past practice);

(xiv)	enter into any transactions with the Contributing Parties or their respective Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of natural gas gathering, processing, treating, transportation or storage services or NGL marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or the sale of liquid products, in each case, on commercially reasonable terms;

(xv)	with respect to the Contributed Entities, issue or sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money;

(xvi)	with respect to the Contributed Entities, make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect insurance policies covering the Contributed Entities, the Transferred Assets and the Transferred Businesses in a form and amount consistent with those disclosed in Disclosure Schedule 3.19 or customary industry practice;

(xviii)	acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) in excess of $5,000,000, except to the extent such activity or business is being conducted on the date of this Agreement;

(xix)	take any action that would reasonably be expected to result in any representation and warranty of the Contributing Parties set forth in this Agreement becoming untrue in any material respect;

(xx)	fail to make any minimum required contributions to a Title IV Plan or fail to use commercially reasonable efforts to ensure that no Title IV Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or

(xxi)	agree, whether in writing or otherwise, to do any of the foregoing.
5.2 Access.
The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to management personnel and financial, title, tax, corporate and legal materials and operating data and information relating to the Contributed Entities, the Transferred Assets, and the Transferred Businesses and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Contributing Parties or any of their Affiliates or any of the Contributed Entities is bound or any Applicable Law.
5.3 Cooperation; Further Assurances.
(a)	The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying all licenses, authorizations or permits necessary to own and operate the Transferred Assets from and after the Closing Date and, where necessary and permissible, transfer existing licenses, authorizations and permits to the Partnership Parties and, where not permissible, assist the Partnership Parties in obtaining new licenses, authorizations or permits at no cost, fee or liability to the Partnership Parties.

(b)	The Contributing Parties and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Agreements, including any approvals and consents required by the HSR Act, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 6.1 and 6.2, respectively, are satisfied timely. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Agreements such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Agreement.

(c)	The Contributing Parties shall provide such cooperation as the Partnership Parties may reasonably request in connection with the Rule 144A Offering, including participating in (i) the preparation of the offering documentation, (ii) due diligence or other meetings with any underwriters or initial purchasers of such indebtedness, (iii) meetings with rating agencies and (iv) road show presentations.
5.4 New York Stock Exchange Approval.
The Partnership will file a supplemental listing application with the NYSE to list the Common Units to be issued upon the conversion of the Class C Units to be issued in the Private Equity Placement and will use commercially reasonable efforts to cause such Common Units to be approved for listing on the NYSE, subject to official notice of issuance.
5.5 Termination of Working Capital Agreement.
The Partnership shall take all actions necessary to terminate the $20,000,000 Working Capital Loan Agreement, effective June 21, 2009, between Williams, as lender, and the Partnership, as borrower, with such termination to be effective on or before the Closing Date.
5.6 Continuation of Cash Management Program.
All bank accounts of the Contributed Entities that participate in the Williams cash management program on the date hereof will continue to participate in such program and have cash swept consistent with past practice by Williams until 11:59 p.m., Tulsa, Oklahoma time, on the last day of the month in which the Closing Date occurs.
5.7 Preparation of Transferred Businesses Financial Statements.
The Contributing Parties shall deliver to the Partnership the audited statements of income (loss), comprehensive income (loss) and members’ equity, and statements of cash flow for the fiscal year ended December 31, 2009 for the Transferred Businesses, including the notes thereto and the auditor’s report thereon (the “2009 Transferred Businesses Financial Statements”) no later than the date the 2009 Transferred Businesses Financial Statements are required to be filed with the SEC. The 2009 Transferred Businesses Financial Statements (including the notes thereto) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and shall present fairly in all material respects the financial condition of the Transferred Businesses as of such date and the results of operations of the Transferred Businesses for such period, except as otherwise noted therein.
5.8 Payment of Fee in Certain Circumstances.
If all of the conditions set forth in Section 6.2, other than the condition in Section 6.2(e), have been satisfied and the Contributing Parties do not proceed with the Closing, the Contributing Parties shall pay to the Partnership in accordance with the percentages set forth on Exhibit E, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, the amount of $20,000,000, within five (5) business days from the date the Contributing Parties notify the Partnership Parties of such election to not proceed with the Closing.
ARTICLE 6
CONDITIONS TO CLOSING
6.1 Conditions to the Obligation of the Partnership Parties.
The obligation of the Partnership Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:
(a)	The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Transferred Businesses Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Transferred Businesses Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Transferred Businesses Material Adverse Effect. The Contributing Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Each Contributing Party shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Contributing Party, confirming the foregoing matters set forth in this Section 6.1(a) (collectively, the “Contributing Parties Closing Certificates”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection therewith.

(e)	The Partnership Financing Transactions shall have closed or be ready to close and shall provide available financing to the Partnership in an amount no less than the amount of the Cash Consideration.

(f)	Since the date of this Agreement, there shall not have occurred a Transferred Businesses Material Adverse Effect.

(g)	Not more than one of Standard & Poor’s Financial Services LLC, Moody’s Investor Service, Inc. and Fitch Ratings Ltd. shall have downgraded the rating accorded the senior unsecured debt securities of the Partnership below the rating accorded to such securities as of the last business day prior to the date of this Agreement.

(h)	The Partnership Parties shall have received an opinion of Andrews Kurth LLP dated as of the Closing Date to the effect that at least (i) 95% of the combined gross income with respect to the Transferred Businesses for the most recent four calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (ii) 95% of the gross income of WMZ for the most recent four calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(i)	The Contributing Parties shall have delivered, or caused to be delivered, to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).
6.2 Conditions to the Obligation of the Contributing Parties.
The obligation of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:
(a)	The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect. The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Each of the Partnership Parties shall have delivered to the Contributing Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Partnership Party or its general partner confirming the foregoing matters set forth in this Section 6.2(a) (together, the “Partnership Parties Closing Certificates”).
(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with

Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	The Williams Debt Tender, the Rule 144A Offering and the New Credit Facility shall have closed or be ready to close on terms satisfactory to Williams in its discretion.

(f)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(g)	The Common Units to be issued upon the conversion of the Class C Units to be issued in the Private Equity Placement shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(h)	(i) The Contributing Parties shall have received written confirmation from Standard & Poor’s Financial Services LLC, Moody’s Investor Service, Inc. and Fitch Ratings Ltd. that the rating for the securities to be issued by the Partnership in the Rule 144A Offering will not be less than each of their lowest investment grade rating (BBB-, Baa3 and BBB-, respectively) with no negative outlook, (ii) no downgrading shall have occurred in the rating accorded the senior unsecured debt securities of Williams by Standard & Poor’s Financial Services LLC, Moody’s Investor Service, Inc. or Fitch Ratings Ltd., and (iii) none of Standard & Poor’s Financial Services LLC, Moody’s Investor Service, Inc. and Fitch Ratings Ltd. shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the senior unsecured debt securities of Williams.

(i)	To the extent that any demand notes associated with the Williams cash management program and reflected in general ledger accounts 1191, 1951 and 2641, between Williams and a Contributed Entity shall have been satisfied in full to the extent of outstanding balances at 12:01 a.m., Tulsa,

Oklahoma time, on the first day of the month in which the Closing Date occurs, (i) such Contributed Entity shall have authorized and made a dividend distribution in the same amount as was paid by Williams and (ii) a dividend distribution of such amount shall have been further authorized and made as necessary until such amount was distributed to Williams (except, in the case of NWP, (A) NWP shall have authorized and made a dividend distribution to its equity holders in the same amount as was paid by Williams, (B) WGPC Holdings LLC shall have authorized and made a dividend distribution in the same amount as was received from NWP and (C) WGP shall have authorized and made a dividend distribution in the same amount as was received from WGPC Holdings LLC).
(j)	The Partnership Parties shall have delivered, or caused to be delivered, to the Contributing Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(d).
ARTICLE 7
TAX MATTERS
7.1 Liability for Taxes.
(a)	The Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties and their respective subsidiaries harmless from the Applicable Ownership Percentage of Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Contributed Entities or the Transferred Assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to the Contributed Entities or the Transferred Assets with respect to the period prior to and including the Closing Date, or (iii) attributable to a breach by the Contributing Parties of any representation (other than those contained in Section 3.11, to which Article 9 shall be applicable), warranty or covenant with respect to Taxes in this Agreement. The parties hereto agree that any indemnification or payment obligation of the Contributing Parties with respect to Taxes of the Contributed Entities, the Transferred Assets attributable thereto or the Transferred Businesses associated therewith shall be limited to the Applicable Ownership Percentage of such indemnification or payment obligation.

(b)	The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Parties and their Affiliates (other than the Partnership Parties and their subsidiaries) harmless from, any Tax Losses (i) imposed on or incurred by the Contributed Entities, the Transferred Assets or the Transferred Businesses with respect to the period after the Closing Date or (ii) attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement. The parties hereto agree that any indemnification or payment obligation of the Partnership Parties with respect to Taxes of the Contributed Entities, the Transferred Assets attributable thereto or the Transferred Businesses associated therewith shall be limited to the Applicable Ownership Percentage of such indemnification or payment obligation.

(c)	Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by the Contributed Entities, the Transferred Assets or the Transferred Businesses for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Contributed Entities, the Transferred Assets or the Transferred Businesses and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Contributed Entities, the Transferred Assets or the Transferred Businesses shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that any of the Contributing Parties is responsible for hereunder, or if any of the Contributing Parties or their Affiliates receives a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund.

7.2 Tax Returns.
(a)	The Contributing Parties shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Tax Group for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Transferred Assets or Transferred Businesses which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

(b)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Entities, the Transferred Assets or the Transferred Businesses that is not described in Section 7.2(a) above, the Contributing Parties shall (or, with respect to any Partially Owned Entity or Partially Owned Subsidiary, use commercially reasonable efforts to) cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of the Applicable Ownership Percentage of Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Entities, the Transferred Assets or the Transferred Businesses, the Contributing Parties shall (or, with respect to any Partially Owned Entity or Partially Owned Subsidiary, use commercially reasonable efforts to) cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to the Partnership Parties, file timely such Tax Return with the appropriate Taxing Authority, and be responsible for the timely payment of the Applicable Ownership Percentage of Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Tax Losses attributable to the portion of the taxable period occurring after the Closing Date pursuant to Section 7.1(b)).

(d)	Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of the Contributed Entities, the Transferred Assets or the Transferred Businesses shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
7.3 Tax Treatment of Indemnity Payments.
All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Cash Consideration for Tax purposes.
7.4 Transfer Taxes.
The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
7.5 Survival.
Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.
7.6 Conflict.
In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.
ARTICLE 8
TERMINATION
8.1 Events of Termination.
This Agreement may be terminated at any time prior to the Closing Date:
(a)	by mutual written consent of the parties;

(b)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing after July 31, 2010, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing without prejudice to other rights and remedies that the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained herein and such breach or failure to perform (i) would give rise to the failure of a condition specified in Article 6, (ii) cannot be cured or has not been cured within ten (10) days following delivery of written notice from the non-defaulting party of such breach of this Agreement and (iii) has not been waived by the non-defaulting party;

(d)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) day after entry by any such Governmental Authority;

(e)	by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f)	by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties;
8.2 Effect of Termination.
If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under Article 7 and/or Article 9, and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE 9
INDEMNIFICATION UPON CLOSING
9.1 Indemnification of the Partnership Parties.
Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries (including the Contributed Entities) and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding any of the Contributing Parties and their Affiliates (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Contributing Parties in this Agreement or any Contributing Parties Closing Document, (ii) any breach of any agreement or covenant on the part of the Contributing Parties made under this Agreement or any Contributing Parties Closing Document or in connection with the transaction contemplated hereby or thereby, or (iii) any breach or violation of any Environmental Laws by the Contributed Entities or relating to the Transferred Assets that occurs prior to Closing. For purposes of this Section 9.1, whether the Contributing Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Transferred Businesses Material Adverse Effect”). Furthermore, for purposes of this Section 9.1 and Section 9.11, the Contributing Parties Closing Documents shall be deemed to exclude all Ancillary Agreements other than the CCA Agreement.
9.2 Indemnification of the Contributing Parties.
Subject to the limitations set forth in this Agreement, the Partnership Parties shall indemnify, defend and hold the Contributing Parties, their Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Parties Closing Document or (ii) any breach of any agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Parties Closing Document or in connection with the transaction contemplated hereby or thereby. For purposes of this Section 9.2, whether the Partnership Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Partnership Material Adverse Effect”). Furthermore, for purposes of this Section 9.2 and Section 9.11, the Partnership Parties Closing Documents shall be deemed to exclude all Ancillary Agreements other than the CCA Agreement.
9.3 Tax Indemnification.
With the exception of a breach or inaccuracy of the representations and warranties of the Contributing Parties contained in Section 3.11, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.

9.4 Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles 3 and 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the first day of the 18th month following the month in which Closing occurs, except (a) the representations and warranties of the Contributing Parties set forth in Section 3.11 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Contributing Parties set forth in Section 3.7, Section 3.12 and Section 3.16 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Contributing Parties set forth in Section 3.1, Section 3.2 and Section 3.4 shall survive forever and (d) the representations and warranties of the Partnership Parties set forth in Section 4.1 and Section 4.2 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
9.5 Demands.
Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.
If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

9.6 Right to Contest and Defend.
The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.
The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
9.7 Cooperation.
If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8 Right to Participate.
The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.
9.9 Payment of Damages.
The indemnification required hereunder in respect of Indemnity Claims shall be made by periodic payments of the amount of Damages in connection therewith, within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.
9.10 Limitations on Indemnification.
(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.1, the Contributing Parties shall be liable only if (i) the Damages with respect to a claim exceed $400,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $180,000,000 (the “Deductible Amount”), and then the Contributing Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Contributing Parties’ aggregate liability to the Partnership Indemnified Parties under Section 9.1 exceed $1,440,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.22 and Section 3.23 and (ii) the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.4; provided, that the Contributing Parties’ aggregate liability for a breach or inaccuracy of such Section 3.4 shall not exceed an amount equal to $9,500,000,000 minus the amount of all other Damages payable by the Contributing Parties’ hereunder.
(b)	To the extent the Contributing Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.2, the Partnership Parties shall be liable only if (i) the Damages with respect to a claim exceed the Minimum Claim Amount and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, the Deductible Amount, and then the Partnership Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Partnership Parties’ aggregate liability to the

Contributing Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.
(c)	Additionally, neither the Partnership Parties, on the one hand, nor the Contributing Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.
9.11 Limited Williams Guarantee.
For so long as the Contributing Parties have an indemnification obligation pursuant to this Article 9, Williams absolutely, irrevocably and unconditionally guarantees the payment of any and all Damages owed to a Partnership Indemnified Party by the Contributing Parties to the extent that the Contributing Parties do not fulfill their obligations under this Article 9. Notwithstanding anything to the contrary contained herein, Williams’ total aggregate potential liability with respect to this Section 9.11 shall be $1,440,000,000.
9.12 Sole Remedy.
Should the Closing occur, no party shall have liability under this Agreement, any of the Closing Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from intentional fraud).
ARTICLE 10
MISCELLANEOUS
10.1 Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
10.2 Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:
If to the Contributing Parties, addressed to:
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: General Counsel

Telecopy: (918) 573-5942
with a copy to:
Gibson, Dunn & Crutcher LLP
1801 California Street
42nd Floor
Denver, CO 80202
Attention: Richard M. Russo
Telecopy: (303) 298-5907
If to the Partnership Parties, addressed to:
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with copies to:
Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
and
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Joshua Davidson
Telecopy: (713) 229-2727
Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
10.3 Governing Law.
This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

10.4 Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
10.5 Entire Agreement; Amendments and Waivers.
(a)	This Agreement and the Closing Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Closing Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.6 Conflicting Provisions.
This Agreement and the Closing Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Closing Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Closing Documents, this Agreement shall control.
10.7 Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8 [Reserved]
10.9 Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
10.10 Interpretation.
It is expressly agreed by the parties that neither this Agreement nor any of the Closing Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Closing Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Closing Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.11 Headings and Disclosure Schedules.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”
10.12 Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.13 Action by Partnership Parties.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership Parties.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAMS GAS PIPELINE COMPANY, LLC

By: Name:	/s/ Phillip D. Wright Phillip D. Wright
Title:	Senior Vice President

WILLIAMS ENERGY SERVICES, LLC

By: Name:	/s/ Alan S. Armstrong Alan S. Armstrong
Title:	Senior Vice President

WGP GULFSTREAM PIPELINE COMPANY, L.L.C.

By: Name:	/s/ Phillip D. Wright Phillip D. Wright
Title:	Senior Vice President

WILLIAMS PARTNERS GP LLC

By: Name:	/s/ Donald R. Chappel Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to Contribution Agreement

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its general partner

By: Name:	/s/ Donald R. Chappel Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS OPERATING LLC

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By: Name:	/s/ Donald R. Chappel Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to Contribution Agreement

The undersigned hereby agrees to be bound by the provisions of Section 9.11 of this Agreement.

THE WILLIAMS COMPANIES, INC.

By: Name:	/s/ Donald R. Chappel Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to Contribution Agreement

EXHIBIT A
APPLICABLE OWNERSHIP PERCENTAGE

Applicable Ownership Percentage
Name of Entity	with respect to Taxes or Damages
Aux Sable Liquid Products Inc.	14.6%
Aux Sable Liquid Products LP	14.6%
Baton Rouge Fractionators LLC	31.45%
Baton Rouge Pipeline LLC	31.45%
Black Marlin Pipeline LLC	100.0%
Cardinal Operating Company, LLC	100.0%
Cardinal Pipeline Company LLC	45.3%
Goebel Gathering Company, L.L.C.	100.0%
Gulf Star Deepwater Services, LLC	100.0%
Gulfstream Natural Gas System, L.L.C.	24.5%
HI-BOL Pipeline LLC	100.0%
Laurel Mountain Midstream Ohio, LLC	51.0%
Laurel Mountain Midstream Operating LLC	51.0%
Laurel Mountain Midstream, LLC	51.0%
Marsh Resources, LLC	100.0%
Meteetse Joint Venture	75.0%
Northwest Pipeline GP	81.7%
Overland Pass Pipeline Company LLC	1.0%

Applicable Ownership Percentage
Name of Entity	with respect to Taxes or Damages
Pacific Connector Gas Pipeline, LLC	29.98%*
Pacific Connector Gas Pipeline, LP	29.98%*
Parachute Pipeline LLC	100.0%
Pine Needle LNG Company, LLC	35.0%
Pine Needle Operating Company, LLC	100.0%
TransCardinal Company, LLC	100.0%
TransCarolina LNG Company, LLC	100.0%
Transcontinental Gas Pipe Line Company, LLC	100.0%
Wamsutter LLC	100.0%
WFS Enterprises LLC	100.0%
WFS Gathering Company, L.L.C.	100.0%
WFS-Liquids LLC	100.0%
WFS-Pipeline LLC	100.0%
WGP Development, LLC	100.0%
WGPC Holdings LLC	100.0%
Williams Energy Solutions LLC	100.0%
Williams Field Services — Gulf Coast Company, L.P.	100.0%
Williams Field Services Company, LLC	100.0%

*	Subject to decrease. The Applicable Ownership Percentage for Pacific Connector Gas Pipeline, LLC and Pacific Connector Gas Pipeline, LP as of December 31, 2009 was 29.98%. Cash contributions by Williams and its subsidiaries to these entities have been suspended and the Applicable Ownership Percentage will therefore decrease each time a cash contribution is made by one or more of the other members or partners of such entities. For purposes of clarification, any Taxes imposed on, incurred by or attributable to, or Damages suffered by, incurred by or attributable to, either such entity shall be multiplied by the Applicable Ownership Percentage applicable to the period of time applicable to such Taxes or Damages.

Applicable Ownership Percentage
Name of Entity	with respect to Taxes or Damages
Williams Field Services Group, LLC	100.0%
Williams Flexible Generation, LLC	100.0%
Williams Gas Processing — Gulf Coast Company, L.P.	100.0%
Williams Gulf Coast Gathering Company, LLC	100.0%
Williams Laurel Mountain, LLC	100.0%
Williams Mobile Bay Producer Services, L.L.C.	100.0%
Williams NGL Marketing, LLC	100.0%
Williams Oil Gathering, L.L.C.	100.0%
Williams Pacific Connector Gas Operator, LLC	100.0%
Williams PERK, LLC	100.0%
Williams Pipeline GP LLC	100.0%
Williams Pipeline Operating LLC	48.0%
Williams Pipeline Partners L.P.	48.0%
Williams Pipeline Partners Holding LLC	48.0%
Williams Pipeline Services LLC	100.0%
Williams Uinta Gathering, LLC	100.0%

EXHIBIT B
EXPENSES
1.	Any initial purchasers’ discount (already netted upon payment) on the Rule 144A Offering
2.	The aggregate amount of any original issue discount on the notes sold in the Rule 144A Offering
3.	Other costs (including legal, accounting, printing, rating, etc.) incurred by the Partnership in connection with the Rule 144A Offering
4.	Fees and expenses of the legal and financial advisors to the Conflicts Committee incurred in connection with this Agreement and the transactions contemplated hereby, including that portion of the fees of the financial advisor payable upon closing of the WMZ Offer which, for the avoidance of doubt, shall be deemed to be an Expense as of the Closing Date
5.	Fees and expenses incurred by the Partnership in connection with establishing the New Credit Facility
6.	One half of any and all applicable filing fees under the HSR Act

B-1

EXHIBIT C
RETAINED ASSETS AND LIABILITIES
1.	Investments in Venezuela in gas compression and processing and NGL fractionation
2.	Canadian olefin liquids extraction and olefin fractionation operations
3.	Louisiana olefins operations, which include an ethane cracker, ethane and propane pipeline systems, and a propylene splitter
4.	25.5% membership interest in Gulfstream
5.	All of Williams’ other assets and liabilities excluding the Transferred Assets and the liabilities associated with the Transferred Businesses, including for purposes of clarification, all assets and liabilities of Williams’ Exploration & Production segment and its Gas Marketing Services segment

C-1

EXHIBIT D
WORKING CAPITAL TARGET CALCULATIONS

			Projected for March 31,
	Projected for January 31,	Projected for February 28,	2010 to Provide an
	2010 to Provide an Example of	2010 to Provide an Example	Example of the Method of
	the Method of Calculation and	of the Method of Calculation	Calculation and
	Derivation of the Working	and Derivation of the	Derivation of the Working
	Capital Target	Working Capital Target	Capital Target
Account	(all numbers in thousands)	(all numbers in thousands)	(all numbers in thousands)
Accounts Receivable — Trade (A 1110)	$331,944	$323,502	$337,583
Inventory (A A035)	153,442	153,884	154,245
Accounts Payable — Trade (A 2020) and Cash Overdrafts (A 2050)	(251,512)	(265,361)	(266,943)
Net Working Capital Target	$233,874	$212,025	$224,885

D-1

EXHIBIT E
PERCENTAGE ALLOCATIONS

Percentage Allocation of Cash
Consideration and Related
Contributing Party	Payments and Class C Units
Williams Gas Pipeline Company, LLC	56.99%
Williams Energy Services, LLC	40.92%
WGP Gulfstream Pipeline Company, L.L.C.	2.09%
Williams Partners GP LLC	—

E-1

EXHIBIT F
FORM OF CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT
(Please see attached.)

CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT
     THIS CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT (this “Agreement”) dated February ___, 2010, is made and entered into by and among Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”), WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company (“WGPGPC”), Williams Partners GP, LLC, a Delaware limited liability company (the “General Partner” and, together with WES, WGP and WGPGPC, the “Contributing Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
     WHEREAS, the Contributing Parties desire to contribute to the Partnership membership interests and a limited partner interest in the Delaware limited liability companies and the Delaware limited partnership set forth below (collectively, the “Contributed Companies”) and to the extent of the percentages set forth below pursuant to the terms of the Contribution Agreement (as defined below) and this Agreement, the Partnership desires to transfer the Contributed Interests (as defined below) to the Operating Company pursuant to this Agreement and the Operating Company desires to accept all of the Contributed Interests in accordance with the terms of the Contribution Agreement and this Agreement and to be admitted as a member or a partner of each Contributed Company:

Entity		Contribution

•	Marsh Resources, LLC	100% interest

•	Transcontinental Gas Pipe Line Company, LLC	100% interest

•	WGP Development, LLC	100% interest

•	WGPC Holdings LLC	100% interest

•	Williams Field Services Group, LLC	100% interest

•	Williams Pacific Connector Gas Operator, LLC	100% interest

•	Williams Pipeline GP LLC	100% interest

•	Williams Pipeline Services LLC	100% interest

•	Gulfstream Natural Gas System, L.L.C.	24.5% interest

•	Pacific Connector Gas Pipeline, LLC	29.98% or less interest

•	Pacific Connector Gas Pipeline, LP	29.98% or less interest
     All of such contributed membership interests and the limited partnership interest being hereinafter collectively referred to as the “Contributed Interests”.
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the following entities, all of which are Delaware limited liability companies unless otherwise noted, took the following actions prior to the date hereof:
     1. Williams Pipeline Services Company, a Delaware corporation, converted into Williams Pipeline Services LLC.
     2. Williams Energy Solutions, Inc., a Delaware corporation, converted into Williams Energy Solutions, LLC (“Solutions”), The Williams Companies, Inc., a Delaware corporation (“TWC”), sold and conveyed its 100% membership interest in Solutions to WES, WES was admitted as the sole member of Solutions and TWC ceased to be a member of Solutions.
     3. HI-BOL Pipeline Company and WFS-Pipeline Company, both Delaware corporations, converted into HI-BOL Pipeline LLC and WFS-Pipeline LLC, respectively.
     4. WFS Enterprises, Inc. and WFS Liquids Company, both Delaware corporations, and Black Marlin Pipeline Company, a Texas corporation, converted into WFS Enterprises LLC, WFS Liquids LLC and Black Marlin Pipeline LLC, respectively.
     5. Williams Midstream Natural Gas Liquids, Inc., a Delaware corporation (“Liquids”), sold and conveyed its 31.45% membership interest in Baton Rouge Fractionators LLC (“BRF”) to TWC, TWC was admitted as a member of BRF and Liquids ceased to be a member of BRF.
     6. TWC sold and conveyed its 100% membership interest in Williams Mobile Bay Producer Services, L.L.C. (“Mobile Bay”) and its 31.45% membership interest in BRF to WES, WES was admitted as a member of Mobile Bay and BRF and TWC ceased to be a member of Mobile Bay and BRF.
     7. WES sold and conveyed its 100% membership interest in Solutions, Mobile Bay and Williams NGL Marketing, LLC and its 31.45% membership interest in BRF to Williams Field Services Group, LLC (“WFS”), WFS was admitted as a member of Solutions, Mobile Bay, Williams NGL Marketing, LLC and BRF and WES ceased to be a member of Solutions, Mobile Bay, Williams NGL Marketing, LLC and BRF.
     8. Williams Pacific Connector Gas Pipeline, LLC (“Williams Pacific Connector”) sold and conveyed its entire member interest in Pacific Connector Gas Pipeline, LLC (“Pacific Connector LLC”) and its entire limited partner interest in Pacific Connector Gas Pipeline, LP (“Pacific Connector LP”) to WGP, with each of such interests being a 29.98% or less interest, WGP was admitted as a member of Pacific Connector LLC and as a partner of Pacific Connector LP, and Williams Pacific Connector ceased to be a member of Pacific Connector LP and a partner of Pacific Connector LP.

     9. WES, WGP, WGPGPC, the General Partner, the Partnership, the Operating Company and, for a limited purpose, TWC, entered into that certain Contribution Agreement (the “Contribution Agreement”) dated January 15, 2010, pursuant to which the Partnership will acquire the Contributed Interests from the Contributing Parties for the Aggregate Consideration (as defined below).
     WHEREAS, in order to accomplish the objectives and purposes hereunder and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the following entities took the following actions prior to the date hereof:
     1. All intercompany demand notes associated with the TWC cash management program and reflected in general ledger accounts 1191, 1951 and 2641, between TWC and a Contributed Company or a subsidiary of a Contributed Company were satisfied in full to the extent of outstanding balances at 12:01 a.m., Tulsa, Oklahoma time, on the first day of the month in which the Closing Date occurs.
     2. To the extent that satisfaction in full of such demand notes resulted in a payment by TWC to a Contributed Company or a subsidiary of a Contributed Company, (i) such Contributed Company or subsidiary thereof authorized and made a dividend distribution in the same amount as was paid by TWC and (ii) a dividend distribution of such amount was further authorized and made as necessary until such amount was distributed to TWC (except, in the case of Northwest Pipeline GP, a Delaware general partnership (“NWP”), (a) NWP shall have authorized and made a dividend distribution to its equity holders in the same amount as was paid by TWC, (b) WGPC Holdings LLC shall have authorized and made a dividend distribution in the same amount as was received from NWP and (c) WGP shall have authorized and made a dividend distribution in the same amount as was received from WGPC Holdings LLC).
     WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:
     1. The Contributing Parties will transfer the Contributed Interests to the Partnership.
     2. The Partnership will complete the sale of up to $3.5 billion in principal amount of its debt securities to initial purchasers who may resell such securities pursuant to Rule 144A under the Securities Act of 1933, as amended, the net proceeds of which (the “Issuance Proceeds”) shall be deposited into a bank account maintained solely by the Partnership (the “Partnership Bank Account”).
     3. The Partnership shall borrow funds pursuant to the New Credit Facility in an amount equal to the amount, if any, by which $3.5 billion (less all Estimated Expenses) exceeds the Issuance Proceeds (the “Debt Proceeds”), and such Debt Proceeds shall be deposited into the Partnership Bank Account.
     4. As consideration for the transfer of the Contributed Interests, the Partnership shall (i) pay cash in the amount of $3.5 billion minus the Estimated Expenses (the “Cash Consideration”) to the Contributing Parties according to their percentage interests set forth on Exhibit E to the Contribution Agreement, (ii) issue 203,000,000 Class C Units (the “Equity Consideration”) to the Contributing Parties in the amounts set forth on Exhibit E to the

Contribution Agreement (the “Private Equity Placement”) and (iii) increase the capital account of the General Partner by an amount equal to the Additional GP Interest and issue a proportionate number of General Partner Units to the General Partner, each in consideration for a contribution to the Partnership on behalf of the General Partner of a portion of the Contributed Interests, with the aggregate of each form of consideration set forth in clauses (i), (ii) and (iii) being collectively referred to as the “Aggregate Consideration.” The Cash Consideration shall be paid from the Issuance Proceeds and the Debt Proceeds in the Partnership Bank Account.
     5. The Partnership shall pay its transaction expenses associated with the transactions contemplated by this Agreement, and the Contributing Parties shall pay their transaction expenses associated with the transactions contemplated by this Agreement.
     6. The Partnership shall contribute the Contributed Interests to the Operating Company as a contribution to the capital of the Operating Company, the Operating Company shall be admitted as a member or partner of each Contributed Company and the applicable Contributing Party shall cease to be a member or partner of each Contributed Company.
A G R E E M E N T:
     NOW THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Contribution Agreement, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following capitalized terms have the meanings given below.
          “Additional General Partner Units” has the meaning assigned to such term in Section 2.4.
          “Additional GP Interest” means the dollar amount equal to (a) 2/98ths of the product of the Issue Price times the aggregate number of Class C Units issued in the Private Equity Placement, minus (b) the GP Closing Quarter Distribution Reduction Amount.
          “Affiliate” when used with respect to a person or entity, means any other person or entity that directly or indirectly controls, is controlled by or is under common control with such first person or entity; provided, however, that (a) with respect to the Contributing Parties, the term “Affiliate” shall exclude each of the Partnership and the Operating Company, (b) with respect to the Partnership and the Operating Company, the term “Affiliate” shall exclude each of the Contributing Parties and (c) the Contributed Companies shall be deemed to be “Affiliates” (i) prior to the Closing, of the Contributing Parties and (ii) on and after the Closing, of the Partnership and the Operating Company. No person or entity shall be deemed an Affiliate of any person or entity solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
          “Aggregate Consideration” has the meaning assigned to such term in the recitals.

          “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
          “BRF” has the meaning assigned to such term in the recitals.
          “Cash Consideration” has the meaning assigned to such term in the recitals.
          “Class C Units” means the Class C units representing limited partner interests in the Partnership.
          “Closing” means the closing of the transactions contemplated by the Contribution Agreement.
          “Closing Date” means the date of the Closing.
          “Common Units” has the meaning assigned to such term in the Partnership Agreement.
          “Contributed Companies” has the meaning assigned to such term in the recitals.
          “Contributed Interests” has the meaning assigned to such term in the recitals.
          “Contribution Agreement” has the meaning assigned to such term in the recitals.
          “Contributing Parties” has the meaning assigned to such term in the first paragraph of this Agreement.
          “Debt Proceeds” has the meaning assigned to such term in the recitals.
          “Equity Consideration” has the meaning assigned to such term in the recitals.
          “Estimated Expenses” means the aggregate amount of a good faith estimate of each component of the Expenses as of the Closing Date.
          “Expenses” means all expenses listed on Exhibit B to the Contribution Agreement.
          “General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.
          “General Partner Units” has the meaning assigned to such term in the Partnership Agreement.
          “GP Closing Quarter Distribution Reduction Amount” means the amount equal to the excess of (a) the aggregate amount that would be distributable by the Partnership with respect to the Additional General Partner Units for the calendar quarter in which the Closing Date occurs if the Closing Date had occurred on the first day of such calendar quarter, over (b) the aggregate amount actually distributable by the Partnership with respect to the Additional General Partner Units for the calendar quarter in which the Closing Date occurs.

          “Issuance Proceeds” has the meaning assigned to such term in the recitals.
          “Issue Price” means the volume weighted average closing price of a Common Unit on the NYSE for the 10-day trading period ending on the third (3rd) business day prior to the Closing Date.
          “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
          “Mobile Bay” has the meaning assigned to such term in the recitals.
          “New Credit Facility” means the $1.5 billion underwritten Credit Agreement to be entered into by the Partnership on or prior to the Closing and any successor facility thereto.
          “NWP” has the meaning assigned to such term in the recitals.
          “Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.
          “Pacific Connector LLC” has the meaning assigned to such term in the recitals.
          “Pacific Connector LP” has the meaning assigned to such term in the recitals.
          “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.
          “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, of the Partnership, as amended from time to time.
          “Partnership Bank Account” has the meaning assigned to such term in the recitals.
          “Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
          “Private Equity Placement” has the meaning assigned to such term in the recitals.
          “Solutions” has the meaning assigned to such term in the recitals.
          “TWC” has the meaning assigned to such term in the recitals.
          “WES” has the meaning assigned to such term in the first paragraph of this Agreement.
          “WGP” has the meaning assigned to such term in the first paragraph of this Agreement.

          “WGPGPC” has the meaning assigned to such term in the first paragraph of this Agreement.
          “Williams Pacific Connector” has the meaning assigned to such term in the recitals.
ARTICLE II
CONCURRENT TRANSACTIONS
     2.1 Contribution by the Contributing Parties of the Contributed Interests to the Partnership. The Contributing Parties hereby grant, contribute, transfer, assign and convey to the Partnership, its successors and assigns, for its and their own use forever, the Contributed Interests, and the Partnership hereby accepts the Contributed Interests. Notwithstanding any provision in the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act or the limited liability company agreement or limited partnership agreement of each Contributed Company, each Contributing Party shall remain a member or partner of each applicable Contributed Company until such Contributing Party ceases to be a member or partner thereof pursuant to Section 2.5.
     TO HAVE AND TO HOLD the Contributed Interests unto the Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement and the Contribution Agreement, forever.
     2.2 Distribution of the Cash and Equity Consideration. The Parties acknowledge that the Partnership has paid to the Contributing Parties the Cash Consideration and has issued to the Contributing Parties the Equity Consideration. The Cash Consideration has been paid from the Issuance Proceeds and the Debt Proceeds. The Contributing Parties hereby acknowledge receipt of the Cash Consideration and the Equity Consideration.
     2.3 Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the amount of the Additional GP Interest in consideration for a contribution to the Partnership on behalf of the General Partner of a portion of the Contributed Interests corresponding to the number of General Partner Units described in Section 2.4.
     2.4 Issuance of General Partner Units. The Parties acknowledge that the Partnership has issued 4,142,857 General Partner Units (which number of Units is equal to 2/98ths of the number of Class C Units issued in the Private Equity Placement) to the General Partner (the “Additional General Partner Units”). The General Partner acknowledges the receipt of the Additional General Partner Units.
     2.5 Contribution by the Partnership of the Contributed Interests to the Operating Company. Immediately following the contribution of the Contributed Interests to the Partnership pursuant to Section 2.1, the Partnership hereby grants, contributes, transfers, assigns and conveys to the Operating Company, its successors and assigns, for its and their own use forever, the Contributed Interests, and the Operating Company hereby accepts the Contributed Interests from the Partnership as a contribution by the Partnership to the capital of the Operating Company. The Operating Company hereby agrees that it is bound by the limited liability company agreement or limited partnership agreement of each Contributed Company. Notwithstanding any provision in the limited liability company agreement or limited partnership agreement of each Contributed Company, the Operating Company is hereby admitted as a member or partner of each Contributed Company simultaneously with its receipt of the Contributed Interests. Immediately thereafter, each Contributing Party shall cease to be a member or partner of each Contributed Company, as applicable. The Parties agree that the Operating Company’s admission as a member or partner of each Contributed Company shall not dissolve the Contributed Companies and each Contributed Company shall continue without dissolution.
     TO HAVE AND TO HOLD the Contributed Interests unto the Operating Company, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
ARTICLE III
FURTHER ASSURANCES
     3.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted and (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be.
     3.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Operating Company own the Contributed Interests that are identified in this Agreement, that the Operating Company is admitted as a member or partner of each Contributed Company, that each Contributing Party ceases to be a member or partner of each applicable Contributed Company and that the contributions contemplated hereby do not cause the dissolution of any Contributed Company.
ARTICLE IV
MISCELLANEOUS
     4.1 Costs. The Operating Company shall pay all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith.

     4.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of, and Schedules to, this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     4.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.
     4.4 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or entity or confer upon any other person or entity any benefits, rights or remedies and no person or entity is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     4.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction shall apply.
     4.7 Assignment of Agreement. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person or entity other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
     4.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     4.9 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners, members and securityholders of the Parties and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).

     4.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     4.11 Integration. This Agreement, the Contribution Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Contribution Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Contribution Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.
     4.12 Effect of Amendment. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with any instrument of conveyance covering the Contributed Interests (other than the Contribution Agreement), the terms and provisions of this Agreement shall control.
     4.13 Order. The matters provided for in Section 2.1 shall be completed prior to the matters provided for in Section 2.5.
* * * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first above written.

WILLIAMS GAS PIPELINE COMPANY, LLC

By:
Name:	Phillip D. Wright
Title:	Senior Vice President

WILLIAMS ENERGY SERVICES, LLC

By:
Name:	Alan S. Armstrong
Title:	Senior Vice President

WGP GULFSTREAM PIPELINE COMPANY, L.L.C.

By:
Name:	Phillip D. Wright
Title:	Senior Vice President

WILLIAMS PARTNERS GP LLC

By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to Conveyance, Contribution and Assumption Agreement

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its general partner

By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS OPERATING LLC

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By:

Name:	Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to Conveyance, Contribution and Assumption Agreement

EXHIBIT G
FORM OF LIMITED CALL RIGHT FORBEARANCE AGREEMENT
(Please see attached.)

LIMITED CALL RIGHT FORBEARANCE AGREEMENT
     This Limited Call Right Forbearance Agreement (this “Agreement”) is made and entered into as of February ___, 2010 by and between Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).
RECITALS
     A. The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), has been entered into and effectuated by the General Partner pursuant to the authority granted to it in Article XIII of the Partnership Agreement. Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Partnership Agreement.
     B. Under Section 15.1 of the Partnership Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right (the “Limited Call Right”), which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates at a price and on the terms specified in such Section 15.1.
     C. On the date hereof, pursuant to a Contribution Agreement by and among Williams Gas Pipeline Company, LLC, a Delaware limited liability company, Williams Energy Services, LLC, a Delaware limited liability company, WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company, the General Partner, the Partnership, Williams Partners Operating LLC, a Delaware limited liability company, and, for a limited purpose, The Williams Companies, Inc., a Delaware corporation, dated as of January 15, 2010 (the “Contribution Agreement”), the Partnership is issuing 203,000,000 Class C units representing limited partner interests in the Partnership (“Class C Units”), which are convertible pursuant to their terms into Common Units, to the General Partner and its Affiliates as partial consideration for the contribution by the General Partner and its Affiliates of certain assets (the “Contribution”).
     D. Immediately after the Contribution, the General Partner and its Affiliates will own approximately [___]% of the Common Units (assuming the full conversion of Class C Units held by the General Partner and its Affiliates) and, upon the full conversion of the Class C Units into Common Units, may thereafter be entitled under the Partnership Agreement to exercise the Limited Call Right with respect to the Common Units.
     E. The parties desire that the General Partner will agree to forbear exercising the Limited Call Right in certain circumstances.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Forbearance of Exercise of Limited Call Right
The General Partner agrees not to exercise or permit to be exercised the Limited Call Right with respect to the Common Units unless the General Partner and its Affiliates hold more than 85% of the Common Units then Outstanding. The Partnership is relying on the forbearance of the exercise of the Limited Call Right as part of the consideration for the transactions contemplated by the Contribution Agreement.
2. Termination of Forbearance
The General Partner’s agreement in Section 1 hereof and the remainder of this Agreement shall terminate at such time as the General Partner and its Affiliates collectively hold less than 75% of the Common Units then Outstanding (assuming the full conversion of Class C Units held by the General Partner and its Affiliates), in which event the Limited Call Right will be exercisable in accordance with the Partnership Agreement.
3. Specific Performance
The parties have agreed that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to termination of this Agreement in accordance with its terms, to the fullest extent permitted by law, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which the parties are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party, each of the other parties agrees to waive any requirement for the security or posting of any bond in connection with the remedy of specific performance or equitable relief. Any actions for specific performance or equitable relief must be brought in the Delaware Chancery Court or the federal courts within the State of Delaware.
4. Notices
Notices under this Agreement shall be provided in writing and shall be deemed received if sent to the address or fax number specified below: (i) on the day received if sent by courier delivery, (ii) on the next Business Day if sent by facsimile transmission when sender has machine confirmation that the notice was transmitted, or (iii) three (3) Business Days after mailing if sent by certified or registered mail.

To the General Partner:	To the Partnership:

Williams Partners GP LLC	Williams Partners L.P.
One Williams Center	One Williams Center
Tulsa, Oklahoma 74172	Tulsa, Oklahoma 74172
Attention: General Counsel	Attention : Chief Financial Officer
Telecopy: (918) 573-5942	Telecopy: (918) 573-0871

with a copy to:

Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172

Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
The General Partner and/or the Partnership may change its address for notices by providing notice to the other in accordance with this Section 4.
5. Entire Agreement
There are no representations, conditions, agreements or understandings with respect to this Agreement other than as set forth or referred to in this Agreement. No provision of this Agreement may be amended or waived except by a written instrument executed by the General Partner and Partnership. Notwithstanding anything else herein set forth, this Agreement constitutes the entire agreement between the Partnership and the General Partner with respect to the subject matter hereof and cancels and supersedes any prior guarantees, agreements and understandings between such parties with respect thereto.
6. Successors and Assigns
This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the General Partner and the Partnership. This Agreement shall not be assigned or otherwise transferred, in whole or in part, without the prior written consent of the non-assigning party.
7. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.
8. Action by Partnership
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership pursuant to this Agreement, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.
9. Severability
If any provision of this Agreement or the application thereof to any person, entity or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
10. Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
* * * * *

     EXECUTED as of the date first above written.

WILLIAMS PARTNERS GP LLC

By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its general partner

By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to the Limited Call Right Forbearance Agreement

EXHIBIT H
FORM OF OMNIBUS AGREEMENT
(Please see attached.)

OMNIBUS AGREEMENT
     This Omnibus Agreement (the “Agreement”) is made and entered into as of February ___, 2010, by and between The Williams Companies, Inc., a Delaware corporation (“Williams”), and Williams Partners L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, (i) as more fully set forth in Articles II, III and IV of this Agreement, with respect to certain indemnification, reimbursement and payment obligations of Williams to the Partnership, and (ii) as more fully set forth in Article V of this Agreement, with respect to payments to be made by the Partnership to Williams in respect of sales of natural gas recovered from the Hester Storage Field.
A G R E E M E N T:
     NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     Section 1.1 Definitions. The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined.
“Aggregate Devils Tower Payments” has the meaning ascribed to such term in Section 4.1.
“Agreement” has the meaning ascribed to such term in the preamble.
“Conflicts Committee” has the meaning given such term in the Partnership Agreement.
“Devils Tower Ceiling Amount” has the meaning ascribed to such term in Section 4.1.
“Hurricane Repairs Amount” has the meaning ascribed to such term in Section 2.1.
“Partnership” has the meaning ascribed to such term in the preamble.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 23, 2005, as amended from time to time.
“Party” and “Parties” have the meanings ascribed to such terms in the preamble.
“Quarterly Devils Tower Amount” has the meaning ascribed to such term in Section 4.1.

“Quarterly DOT Amount” has the meaning ascribed to such term in Section 3.1.
“Quarterly Hester Gas Amount” has the meaning ascribed to such term in Section 5.1.
“Williams” has the meaning ascribed to such term in the preamble.
     Section 1.2 Construction. In constructing this Agreement: (a) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (b) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (c) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE II
Indemnification for hurricane ike repairs
     Section 2.1 General. Williams shall indemnify, defend and hold harmless the Partnership from and against all amounts incurred by the Partnership or any of its subsidiaries for repair or abandonment costs after the date of this Agreement in excess of insurance proceeds realized for damages to the facilities as identified in Exhibit A caused by Hurricane Ike (such net amount, the “Hurricane Repairs Amount”), up to a maximum of $10,000,000 (the “Hurricane Repairs Ceiling Amount”). The Partnership shall, or shall cause its subsidiaries to, use commercially reasonable efforts to realize any applicable insurance proceeds. No gross-up or other increase in any indemnification shall be provided by Williams with respect to any federal, state or local tax liability that may be owed by Partnership or any affiliate of the Partnership with respect to any payment made under this Article II.
     Section 2.2 Preparation and Delivery of Statement. Promptly following the Partnership’s determination that the Partnership and its subsidiaries have completed all of the repairs that they intend to undertake and the receipt by the Partnership or any of its subsidiaries of all associated insurance proceeds, the Partnership shall prepare and deliver to Williams a statement setting forth the Hurricane Repairs Amount and, in reasonable detail, the components thereof.
ARTICLE III
INDEMNIFICATION FOR DOT PROJECTS
     Section 3.1 General. Williams shall indemnify, defend and hold harmless the Partnership from and against all maintenance capital expenditure amounts incurred by the Partnership or its subsidiaries within 24 months of the date of this Agreement in respect of the Department of Transportation projects described in Exhibit B attached hereto (such amount, in respect of any particular calendar quarter, the “Quarterly DOT Amount”), up to a maximum aggregate amount of $50,000,000 (the “DOT Ceiling Amount”). No gross-up or other increase in any indemnification shall be provided by Williams with respect to any federal, state or local tax liability that may be owed by the Partnership or any affiliate of the Partnership with respect to any payment made under this Article III.

     Section 3.2 Preparation and Delivery of Statement. Promptly following the end of each full or partial calendar quarter within the 24-month period referenced in Section 3.1, the Partnership shall prepare and deliver to Williams a statement setting forth the Quarterly DOT Amount for such calendar quarter and, in reasonable detail, the components thereof.
ARTICLE IV
DEVILS TOWER
     Section 4.1 General. At 12:01 a.m., Tulsa, Oklahoma time, on the first day of the calendar month in which this Agreement is executed, Williams had a deferred revenue balance recorded in account numbers 4123.00042563.0.0.2210.0.0.0 and 4123.00042563.0.0.2740.0.0.0 of its general ledger reflecting certain cash payments previously received by it for services to be rendered in future periods at its Devils Tower floating production platform located in Mississippi Canyon Block 773 (the amount of such deferred revenue balance, the “Devils Tower Ceiling Amount”). Williams shall pay to the Partnership, with respect to each calendar quarter ending after the date of this Agreement, the amount, if any, by which such deferred revenue balance at the end of such quarter is less than the difference between the (a) the Devils Tower Ceiling Amount and (b) the Aggregate Devils Tower Payments (such amount, in respect of any particular calendar quarter, the “Quarterly Devils Tower Amount”). For purposes of the above calculation in any particular calendar quarter, the “Aggregate Devils Tower Payments” is the aggregate amount of all Quarterly Devils Tower Amounts for previous quarters.
     Section 4.2 Preparation and Delivery of Statement. Within 45 days of the end of each calendar quarter ending after the date of this Agreement and continuing until the Aggregate Devils Tower Payments equal the Devils Tower Ceiling Amount, the Partnership shall prepare and deliver to Williams a statement of the Quarterly Devils Tower Amount, setting forth in reasonable detail the components thereof.
ARTICLE V
HESTER STORAGE GAS
     Section 5.1 General. The Partnership shall pay to Williams, with respect to each calendar quarter ending after the date of this Agreement, an amount equal to (a) the amount of proceeds received by the Partnership or any of its subsidiaries during such calendar quarter in respect of sales occurring after the date of this Agreement of natural gas recovered from the Hester Storage Field pursuant to the order of the Federal Energy Regulatory Commission dated March 7, 2008 approving a settlement agreement in Docket No. RP06-569, minus (b) the sum of (i) federal, state and local income taxes calculated to have been incurred with respect to such sale proceeds and (ii) the amount of payments required to be made to customers pursuant to such settlement agreement (such net amount, in respect of any particular calendar quarter, the “Quarterly Hester Gas Amount”).
     Section 5.2 Preparation and Delivery of Statement. Within 45 days of the end of each calendar quarter ending after the date of this Agreement, the Partnership shall prepare and deliver to Williams a statement of the Quarterly Hester Gas Amount, setting forth in reasonable detail the components thereof.

ARTICLE VI
DISPUTE RESOLUTION; PAYMENT
     Section 6.1 General. Within 15 days following receipt by Williams of a statement described in Section 2.2, 3.2, 4.2 or 5.2, Williams shall deliver notice to the Partnership of any dispute it has with respect to the preparation or content of such statement. In the event Williams does not notify the Partnership of a dispute with respect to such statement within such 15-day period, such statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, Williams and the Partnership shall negotiate in good faith to resolve such dispute. If Williams and the Partnership, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Williams advises the Partnership of its objections, then such dispute shall be submitted to binding arbitration in Tulsa, Oklahoma in accordance with the rules of the American Arbitration Association. All decisions rendered in connection with an arbitration pursuant to this Section 6.1 shall be final, conclusive and binding on the parties hereto. Williams and the Partnership shall share equally the fees and expenses of the arbitrator and the costs of arbitration. Each party shall otherwise pay its own costs and attorneys’ fees. Following the final decision of the arbitrator, the arbitrator shall, within 2 business days from the date of such final decision, deliver a written notice to Williams and the Partnership specifying the Hurricane Repairs Amount, the Quarterly DOT Amount, the Quarterly Devils Tower Amount or the Quarterly Hester Gas Amount, as applicable.
     Section 6.2 Cooperation. For purposes of complying with the terms set forth in this Article V, the Partnership and Williams shall cooperate with and make available to the other parties hereto and their representatives all information, records, data and working papers, and will permit access to their facilities and personnel, as may be reasonably required in connection with the preparation and analysis of a statement described in Section 2.2, 3.2, 4.2 or 5.2 and the resolution of any disputes thereunder.
     Section 6.3 Payment. Within 5 business days from the date on which the Hurricane Repairs Amount, the Quarterly DOT Amount, the Quarterly Devils Tower Amount or the Quarterly Hester Gas Amount, as applicable, is finally determined pursuant to Section 6.1, (a) Williams shall pay to the Partnership the Hurricane Repairs Amount (subject to the Hurricane Repairs Ceiling Amount), the Quarterly DOT Amount (subject to the DOT Ceiling Amount and taking into account all prior payments of the Quarterly DOT Amount) or the Quarterly Devils Tower Amount (subject to the Devils Tower Ceiling Amount and taking into account all prior payments of the Quarterly Devils Tower Amount), as applicable, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership or (b) the Partnership shall pay to Williams the Quarterly Hester Gas Amount, as applicable, by wire or interbank transfer of immediately available funds to an account specified in writing by Williams.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. Any notice, instruction, correspondence or other document to be given hereunder by either Party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to Williams, addressed to:
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: General Counsel
Phone: (918) 573-2000
Fax: (918) 573-5942
If to the Partnership, addressed to:
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Phone: (918) 573-2000
Fax: (918) 573-5942
     Section 7.2 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of laws. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.
     Section 7.3 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 7.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by either Party without the prior written consent of the other Party. Nothing in this Agreement, express or implied is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
     Section 7.5 Severability. If any provision of this Agreement or the application thereof to any person, entity or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 7.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 7.7 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     Section 7.8 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of either Party.
     Section 7.9 Action by Partnership. With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership pursuant to this Agreement, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.
*    *    *    *    *

     IN WITNESS WHEREOF, the Parties have executed this Agreement on and effective as of the date first written above.

THE WILLIAMS COMPANIES, INC.
By:
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P.
By:	WILLIAMS PARTNERS GP LLC,
its general partner

By:
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

Signature Page to Omnibus Agreement

EXHIBIT A
List of Hurricane Ike Budget System Funding Projects

COUNT	Mitigation					Height of Span
Exposure	Exposure		Line Size	Approximate		Above Seafloor	Number of Mats	Exposure			Completed/
Number	Number	Area/Bock	(Inches)	Water Depth	Exposure Type	(If Applicable)	Required	Length (Feet)	Comments	Action?	Contractor
CAPITAL EXPOSURES TO BE MITIGATED IN 2010
1	1	EI-129A	6	-57’	1 - Exposed	N/A	5	52		Mitigation Still Required
2	2	EI-129A	6	-57’	1 - Exposed	N/A	3	17		Mitigation Still Required
3	3	EI-129A	6	-57’	1 - Exposed	N/A	8	118		Mitigation Still Required
4	4	EI-129A	6	-57’	1 - Exposed	N/A	56	1079		Mitigation Still Required
5	6	EI-129	14	-56’	1 - Exposed	N/A	7	90		Mitigation Still Required
6	8	SS-135	10	-52’	1 - Exposed	N/A	4	28		Mitigation Still Required
7	9	SS-145	10	-49’	1 - Exposed	N/A	4	30		Mitigation Still Required
8	10	SS-209	12	-110’	1 - Exposed	N/A	14	239		Mitigation Still Required
9	17	SS-214	12	-120’	3 - Uncovered	N/A	18	303		Mitigation Still Required
10	18	SS-214	12	-121’	1 - Exposed	N/A	4	25		Mitigation Still Required
11	19	SS-214	12	-121’	1 - Exposed	N/A	5	58		Mitigation Still Required
12	21	SS-253	10	-187’	1 - Exposed	N/A	19	332		Mitigation Still Required
13	22	SM-22	16	-81’	1 - Exposed	N/A	7	38		Mitigation Still Required
14	23	EI-136	16	-69’	1 - Exposed	N/A	11	70		Mitigation Still Required
15	24	EI-136	16	-68’	1 - Exposed	N/A	15	104		Mitigation Still Required
16	25	EI-131	16	-68’	1 - Exposed	N/A	13	86		Mitigation Still Required
17	26	EI-130	16	-64’	1 - Exposed	N/A	15	104		Mitigation Still Required
18	27	EI-130	16	-61’	1 - Exposed	N/A	8	45		Mitigation Still Required
19	28	EI-130	16	-61’	1 - Exposed	N/A	11	65		Mitigation Still Required
Exhibit A-1
(to Omnibus Agreement)

EXHIBIT A

COUNT	Mitigation					Height of Span
Exposure	Exposure		Line Size	Approximate		Above Seafloor	Number of Mats	Exposure			Completed/
Number	Number	Area/Bock	(Inches)	Water Depth	Exposure Type	(If Applicable)	Required	Length (Feet)	Comments	Action?	Contractor
20	31	SM-35	16	-91’	1 - Exposed	N/A	3	8		Mitigation Still Required
21	32	SM-34	16	-88’	1 - Exposed	N/A	3	7		Mitigation Still Required
22	50	SS-113	6	(-38.5ft)	1 - Exposed		74	1435.43		Mitigation Still Required
23	51	SS-113	6	(-46ft)	1 - Exposed		8	106.89		Mitigation Still Required
24	52	SS-113	6	(-46.5ft)	1 - Exposed		36	674.05		Mitigation Still Required
25	53	SS-113	6	(-47ft)	3 - Uncovered		13	200.6		Mitigation Still Required
26	54	SS-113	6	(-47ft)	1 - Exposed		60	1141.85		Mitigation Still Required
27	55	SS-113	6	(-46.7ft)	1 - Exposed		4	25.81		Mitigation Still Required
28	56	SS-114	6	(-40.7ft)	1 - Exposed		100	1948.86		Mitigation Still Required
29	57	SS-114	6	(-43ft)	1 - Exposed		7	99.25		Mitigation Still Required
30	59	EI-117	16	(-47.4ft)	1 - Exposed		8	43.1		Mitigation Still Required
31	60	EI-119	16	(-36ft)	1 - Exposed		14	90.97		Mitigation Still Required
32	61	EI-119	16	(-36ft)	1 - Exposed		17	115.97		Mitigation Still Required
33	62	EI-119	16	(-35ft)	1 - Exposed		28	203.06		Mitigation Still Required
34	63	SS-32	16	(-17ft)	1 - Exposed		9	52.55		Mitigation Still Required
35	64	SS-32	16	(-16ft)	1 - Exposed		10	57.38		Mitigation Still Required
36	68	EI-116	12	(-42ft)	3 - Uncovered		11	163.6704005		Mitigation Still Required
37	69	EI-116	12	(-42ft)	3 - Uncovered		21	373.4661966		Mitigation Still Required
38	70	EI-116	12	(-41ft)	3 - Uncovered		28	516.313858		Mitigation Still Required
39	71	EI-117	12	(-39ft)	3 - Uncovered		12	198.0403999		Mitigation Still Required
40	72	EI-117	12	(-38ft)	1 - Exposed		3	15.55634919		Mitigation Still Required
41	73	EI-117	12	(-38ft)	1 - Exposed		5	50.32891813		Mitigation Still Required
Exhibit A-2
(to Omnibus Agreement)

EXHIBIT A

COUNT	Mitigation					Height of Span
Exposure	Exposure		Line Size	Approximate		Above Seafloor	Number of Mats	Exposure			Completed/
Number	Number	Area/Bock	(Inches)	Water Depth	Exposure Type	(If Applicable)	Required	Length (Feet)	Comments	Action?	Contractor
42	74	EI-117	12	(-37ft)	3 - Uncovered		51	976.8029484		Mitigation Still Required
43	75	EI-108	12	(-37ft)	1 - Exposed		9	133.6450523		Mitigation Still Required
44	81	VR-76	16	(-28ft)	1 - Exposed		27	194.66		Mitigation Still Required
45	83	VR-76	16	(-27ft)	1 - Exposed		8	44		Mitigation Still Required
46	93	HI-232	12	(-53)	3 - Uncovered		6	69.32		Mitigation Still Required	S-14128-PROP
47	29	EI-129A	16	-57’	4 - Span	3’	28	207	C&C: Spanning verified in SSS. Crossing Pipeline (S-13445 Transco 20") is also exposed.	Proposed Mitigation in ‘09
48	37	EI-129	24	-56’	3 - Uncovered	N/A	7	40		Proposed Mitigation in ‘09
49	38	SM-106	24	-199’	1 - Exposed	N/A	10	60	C&C: Expsoure verified by SSS.	Proposed Mitigation in ‘09
50	39	SM-98	24	-187’	1 - Exposed	N/A	14	89	C&C: Expsoure verified by SSS.	Proposed Mitigation in ‘09
51	40	SM-98	24	-187’	1 - Exposed	N/A	10	61	C&C: Expsoure verified by SSS.	Proposed Mitigation in ‘09
52	41	SM-98	24	-185’	1 - Exposed	N/A	9	65	Mitigation Incomplete. 21 mats placed by DSV Joanne.	Proposed Mitigation in ‘09
53	43	SM-76	24	-153’	1 - Exposed	N/A	21	147	C&C: Exposure verified by SSS.	Proposed Mitigation in ‘09
54	76	EI-116	20	(-52ft)	4 - Span		19	128.41	C&C: Exposure seen in SSS.	Proposed Mitigation in ‘09
55	84	HI-199	24	(-38)	1 - Exposed		46	347	C&C: Exposure seen in SSS. Exposure length is 350’.	WFS Owned Pipelines (Not Mitigated)
56	85	HI-137	24	(-48)	3 - Uncovered		11	69	C&C: Verified with mulibeam, data quality too poor to verify with SSS.	WFS Owned Pipelines (Not Mitigated)
Exhibit A-3
(to Omnibus Agreement)

EXHIBIT A

COUNT	Mitigation					Height of Span
Exposure	Exposure		Line Size	Approximate		Above Seafloor	Number of Mats	Exposure			Completed/
Number	Number	Area/Bock	(Inches)	Water Depth	Exposure Type	(If Applicable)	Required	Length (Feet)	Comments	Action?	Contractor
57	86	HI-136	24	(-47)	3 - Uncovered		16	108	C&C: Exposure seen in SSS.	WFS Owned Pipelines (Not Mitigated)
58	130	SM-98	24		1-Exposed		6	31	C&C: Exposure seen in SSS. Located approximately 130 feet south of exposure 54 along S-4761 Transco 24"	NF Proposed Mitigation ‘09
59	131	SM-76	24				4	13	C&C: Possible small exposure at tie-in located near "P" Platform along S-4761 Transco 24" There is some debris in the vicinity, so it may just be debris resting in the trench.	NF Proposed Mitigation ‘09
60	132	EI-129	16		1-Exposed		12	74	C&C: Exposure seen in SSS	NF Mitigation Still Required
61	133	EI-129	20		1-Exposed		23	165	C&C: Exposure verified in SSS. Looks like the crossing location was covered at one point but the pipeline is still exposed at the tips, about 40 feet on each side. ******* (Anchor Survey is not complete) *****	NF Proposed Mitigation ‘09
Exhibit A-4
(to Omnibus Agreement)

EXHIBIT A

COUNT	Mitigation					Height of Span
Exposure	Exposure		Line Size	Approximate		Above Seafloor	Number of Mats	Exposure			Completed/
Number	Number	Area/Bock	(Inches)	Water Depth	Exposure Type	(If Applicable)	Required	Length (Feet)	Comments	Action?	Contractor
62	134	SS-32	16		1-Exposed		9	56	C&C: Small possible exposure. Possibly just debris, as there is a lot of debris in the area.	NF Mitigation Still Required
63	137	EI-129	24		1-Exposed		26	190	Exposure seen in SSS.	NF Proposed Mitigation ‘09
64	138	EI-116	12		3-Uncovered		6	80	Exposure seen in SSS.	NF Mitigation Still Required
65	140	SS-113	6		1-Exposed		5	17	Exposure seen in SSS.	NF Mitigation Still Required
66	142	EI-129	6		3-Uncovered		14	90.06	Exposure seen in SSS.	NF Mitigation Still Required
67	143	EI-129	6		3-Uncovered		135	1062.23	Exposure seen in SSS, possibly cable or discarded pipeline resting near Transco Pipeline	NF Mitigation Still Required
							1,254	14,930
EXPENSE (NOT CAPITAL) EXPOSURES FOR 2010
	1		14	<15’				58		Mitigation Still Required	Ship Shoal Area
	2		14	<15’				49		Mitigation Still Required	Ship Shoal Area
	3		14	<15’				245		Mitigation Still Required	Ship Shoal Area
	4	2	14	<15’				126		Mitigation Still Required	Ship Shoal Area
	5	3,4	14	<15’				315		Mitigation Still Required	Ship Shoal Area
	6	5	14	<15’				262		Mitigation Still Required	Ship Shoal Area
	7	6	14	<15’				459		Mitigation Still Required	Ship Shoal Area
Exhibit A-5
(to Omnibus Agreement)

EXHIBIT A

COUNT	Mitigation					Height of Span
Exposure	Exposure		Line Size	Approximate		Above Seafloor	Number of Mats	Exposure			Completed/
Number	Number	Area/Bock	(Inches)	Water Depth	Exposure Type	(If Applicable)	Required	Length (Feet)	Comments	Action?	Contractor
	8	7	14	<15’				413		Mitigation Still Required	Ship Shoal Area
	9	8	14	<15’				537		Mitigation Still Required	Ship Shoal Area
	10	9	14	<15’				183		Mitigation Still Required	Ship Shoal Area
	11	10	14	<15’				258		Mitigation Still Required	Ship Shoal Area
	12	11	14	<15’				209		Mitigation Still Required	Ship Shoal Area
	13	13	14	<15’				317		Mitigation Still Required	Ship Shoal Area
	14	14	14	<15’				395		Mitigation Still Required	Ship Shoal Area
	15	15	14	<15’				236		Mitigation Still Required	Ship Shoal Area
	16	16	14	<15’				228		Mitigation Still Required	Ship Shoal Area
	17	17	14	<15’				280		Mitigation Still Required	Ship Shoal Area
	18	18,19	14	<15’				781		Mitigation Still Required	Ship Shoal Area
								5351
Exhibit A-6
(to Omnibus Agreement)

EXHIBIT B
Department of Transportation Projects
Georgia Permit Segments
Valve Section: 115-10 to 115-20
1.	Special Permit Segment A-1: Line “A”: MP 1023.03 – 1023.67
2.	Special Permit Segment A-2: Line “A”: MP 1029.42 – 1029.56
3.	Special Permit Segment A-3: Line “A”: MP 1030.76 – 1033.66
4.	Special Permit Segment B-1: Line “B”: MP 1023.02 – 1023.67
5.	Special Permit Segment B-2: Line “B”: MP 1030.76 – 1031.16
6.	Special Permit Segment B-3: Line “B”: MP 1033.28 – 1033.67
7.	Special Permit Segment C-1: Line “C”: MP 1023.02 – 1023.67
8.	Special Permit Segment C-2: Line “C”: MP 1030.72 — 1031.15
9.	Special Permit Segment D-1: Line “D”: MP 1023.45 – 1023.60
10.	Special Permit Segment D-2: Line “D”: MP 1023.67 – 1023.69
11.	Special Permit Segment D-3: Line “D”: MP 1033.25 – 1033.59
Valve Section: 125-10 to 125-20
1.	Special Permit Segment A-1: Line “A”: MP 1095.65 – 1096.93
2.	Special Permit Segment A-2: Line “A”: MP 1102.80 – 1103.10
3.	Special Permit Segment A-3: Line “A”: MP 1103.32 – 1103.40
4.	Special Permit Segment B-1: Line “B”: MP 1095.66 – 1096.88
5.	Special Permit Segment B-2: Line “B”: MP 1102.80 – 1103.10
6.	Special Permit Segment B-3: Line “B”: MP 1103.32 – 1103.42
7.	Special Permit Segment C-1: Line “C”: MP 1095.66 – 1096.89
8.	Special Permit Segment C-2: Line “C”: MP 1102.83 – 1103.09
9.	Special Permit Segment C-3: Line “C”: MP 1103.31 – 1103.40
Exhibit B-1
(to Omnibus Agreement)

EXHIBIT B
North Carolina Permit Segments (Downstream of Station 155):
Valve Section: 155-0 to 155-10
1.	Special Permit Segment A-1 MP 1337.838-1339.780
2.	Special Permit Segment B-1 MP 1337.838-1339.780
Exhibit B-2
(to Omnibus Agreement)

EXHIBIT I
FORM OF AMENDMENT TO THE PARTNERSHIP AGREEMENT
(Please see attached.)

Amendment No. 6
to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.
     This Amendment No. 6, dated February ___, 2010 (this “Amendment”), to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the "Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the "Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership, without the approval of any Limited Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and
     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and
     WHEREAS, Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”), WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company (“WGPGPC”), the General Partner (the General Partner, together with WES, WGP and WGPGPC, the “Contributing Parties”), the Partnership and Williams Partners Operating LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (the “Operating Company”) and, for a limited purpose, The Williams Companies, Inc., entered into that certain Contribution Agreement (the “2010 Contribution Agreement”) dated January 15, 2010, pursuant to which the Contributing Parties will contribute membership interests and a limited partner interest in certain Delaware limited liability companies and a Delaware limited partnership, respectively, in exchange for aggregate consideration that includes the issuance of Class C Units representing a new class of Partnership Securities to be designated as “Class C Units,” with such terms as are set forth in this Amendment; and

     WHEREAS, the General Partner has determined that the creation of the Class C Units will be in the best interests of the Partnership and fair and reasonable to the Partnership’s unaffiliated Unitholders; and
     WHEREAS, the issuance of the Class C Units complies with the requirements of the Partnership Agreement; and
     WHEREAS, acting pursuant to the power and authority granted to it: (i) under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) under Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement is necessary and appropriate in connection with the authorization of issuance of the Class C Units;
     NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     1. Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:
     “2010 Contribution Agreement” means that Contribution Agreement, dated as of January 18, 2010, among Williams Gas Pipeline Company, LLC, WES, WGP Gulfstream Pipeline Company, L.L.C., the General Partner, the Partnership, the Operating Company, and (for purposes of certain Sections thereof only) Williams.
     “2010 Contribution General Partner Units” means the General Partner Units issued in accordance with Section 2.2(a)(iii) of the 2010 Contribution Agreement.
     “2010 Omnibus Agreement” means that Omnibus Agreement, dated as of [date], among Williams and the Partnership.
     “Class C Conversion Effective Date” has the meaning assigned to such term in Section 5.12(f).
     “Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class C Units in this Agreement. The term “Class C Unit” does not refer to a Common Unit until such Class C Unit has converted into a Common Unit pursuant to the terms hereof.
     “Debt Obligations” means, at any particular time, all of the then indebtedness, liabilities and obligations of the Partnership arising under the (i) $150 million senior unsecured notes outstanding that mature on June 15, 2011, (ii) $600 million of senior unsecured notes outstanding that mature on February 1, 2017, (iii) $250 million term loan outstanding under a $450 million senior unsecured credit agreement with Citibank, N.A. as administrative agent, and (iv) aggregate $3.5 billion (a) senior unsecured notes outstanding that mature on [dates] [the new

144A offering] and (b) an unsecured credit agreement with [    ] as administrative agent [the new credit facility], including in each case any indebtedness, liabilities and obligations treated as that borrowing pursuant to Treasury Regulation Section 1.163-8T or any successor provision.
     “Debt Obligation Net Losses” means an amount of Net Losses as determined for the taxable period that if allocated to any Unitholder would cause such Unitholder to have a deficit balance in its Capital Account at the end of such taxable period (or an increase in any existing deficit balance in its Adjusted Capital Account at the end of such taxable period). Any such Debt Obligation Net Losses will be allocated to the General Partner pursuant to Section 6.1(b)(iii).
     “Debt Obligation Net Termination Losses” means an amount of Net Termination Losses as determined for the taxable period that if allocated to any Unitholder would cause such Unitholder to have a deficit balance in its Capital Account at the end of such taxable period (or an increase in any existing deficit balance in its Adjusted Capital Account at the end of such taxable period). Any such Debt Obligation Net Termination Losses will be allocated to the General Partner pursuant to Section 6.1(c)(ii)(C).
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2) (and excludes the Debt Obligations for which the General Partner bears economic risk of loss under Treasury Regulation 1.752-2).
     “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
     “Quarterly Devils Tower Payments” means amounts paid to the Partnership quarterly pursuant to Article IV of the 2010 Omnibus Agreement with respect to the amortization of deferred revenue in accordance with generally accepted accounting principles with respect to the Devils Tower floating production platform located in Mississippi Canyon Block 773.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     2. Section 1.1 of the Partnership Agreement is hereby further amended to amend and restate the final sentence to the definition of “Common Unit” as follows:
     “The term “Common Unit” does not include a Subordinated Unit, a Class B Unit or a Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”
     3. Section 4.8(c) is hereby amended to add the following sentence to the end of Section 4.8(c):
     “The transfer of a Class C Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.10.”

     4. Section 5.2 is hereby amended to add a new Section 5.2(e) as follows:
     “(e) Each payment by Williams or an Affiliate of Williams in satisfaction of all or any portion of the Quarterly Devils Tower Payment shall be treated as a Capital Contribution to the Partnership by the General Partner in the amount of such payment.”
     5. Section 5.5(c) is hereby amended to add a new Section 5.5(c)(iii) as follows:
     “(iii) Subject to Section 6.10, immediately prior to the transfer of a Class C Unit or of a Class C Unit that has converted into a Common Unit pursuant to Section 5.12(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class C Units or converted Class C Units will (A) first, be allocated to the Class C Units or converted Class C Units to be transferred in an amount equal to the product of (x) the number of such Class C Units or converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class C Units or converted Class C Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class C Units or retained converted Class C Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class C Units or converted Class C Units will have a balance equal to the amount allocated under clause (A) hereinabove.”
     6. Article V is hereby amended to add a new Section 5.12 creating a new class of Units as follows:
     “Section 5.12 Establishment of Class C Units.
     (a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class C Units” and consisting of a total of 203,000,000 Class C Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class C Units as set forth in this Section 5.12.
     (b) Rights of Class C Units. During the period commencing upon issuance of the Class C Units and ending on the Class C Conversion Effective Date:
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class C Units to the same extent as such items would be so allocated if such Class C Units were Common Units that were then Outstanding.
     (ii) Distributions. Except as otherwise provided in this Agreement, the Class C Units shall have the right to share in partnership distributions of Available Cash pursuant to Section 6.3 on a pro rata basis with the Common Units (excluding distributions with respect to (A) the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and (B) the calendar quarter prior to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs), so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class C Unit. The Class C Units shall have the right to share in Partnership distributions of Available Cash pursuant to Section 6.3 with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs, so that the amount of any Partnership distribution to each Class C Unit will equal (A) the amount of such distribution to each Common Unit multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the first day of the month in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and ending with the last day of such calendar quarter and (y) the denominator of which is the total number of days in such calendar quarter. In the event that the closing of the contributions contemplated by the 2010 Contribution Agreement occurs prior to or on the record date for a distribution by the Partnership of Available Cash pursuant to Section 6.3 with respect to a calendar quarter prior to the calendar quarter in which the Closing of the contributions contemplated by the 2010 Contribution Agreement occurs, the Class C Units shall have no right to share in distributions of Available Cash with respect to such prior calendar quarter.
     (c) Voting Rights. Prior to the Class C Conversion Effective Date, the Class C Units shall be entitled to vote as a single class with the holders of the Common Units on any matters on which Unitholders are entitled to vote, and shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class. Each Class C Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Unit is convertible at the time of the record date for the vote or written consent on the matter.
     (d) Certificates. The Class C Units will be evidenced by certificates in substantially the form of Exhibit A to Amendment No. 6 to this Agreement and, subject to Section 6.10 and the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units. The certificates will initially include a restrictive legend to the effect that the Class C Units have not been registered under the Securities Act or any state securities laws.
     (e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class C Units.
     (f) Conversion. Each Class C Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the conversion of the Class C Units) effective as of the first business day following the record date for the distribution with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs (the “Class C Conversion Effective Date”) without any further action by the holders thereof and without the approval of any Partner. The terms of the Class C Units will be changed, automatically and without further action, on the Class C Conversion Effective Date so that each Class C Unit is converted into one Common Unit and, immediately thereafter, none of the Class C Units shall be Outstanding; provided, however, that such converted Class C Units will remain subject to the provisions of Sections 6.1(d)(xv) and 6.10.
     (g) Surrender of Certificates. Subject to the requirements of Section 6.10, on or after the Class C Conversion Effective Date, each holder of Class C Units shall promptly surrender the Class C Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class C Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Units one or more Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class C Conversion Effective Date whether or not the Class C Unit certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
     7. Section 6.1(b)(ii) is hereby amended and restated in its entirety as follows:
     “(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that (A) Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account) and (B) Debt Obligation Net Losses are not Nonrecourse Deductions attributable to a Nonrecourse Liability and any such Debt Obligation Net Losses shall be allocated to the General Partner pursuant to Section 6.1(b)(iii); and”
     8. Section 6.1(c)(ii)(B) is hereby amended and restated in its entirety as follows:
     “(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; provided, that Debt Obligation Net Termination Losses are not Nonrecourse Deductions attributable to a Nonrecourse Liability and any such Debt Obligation Net Termination Losses shall be allocated to the General Partner pursuant to Section 6.1(c)(ii)(C)); and”
     9. Section 6.1(d)(xiii) is hereby amended and restated in its entirety as follows:
     “(xiii) Certain Allocations to the General Partner. (A) Any deduction or loss attributable to the Partnership’s obligation to reimburse the General Partner for, or incurred by the Partnership and constituting, Excess G&A Expenses, which the General Partner has funded or agreed to fund pursuant to Section 5.2(c) and any deduction or loss attributable to environmental losses, costs, damages and expenses and repair and compliance costs suffered or incurred by the Partnership Group, which the General Partner or an Affiliate (other than a Group Member) has reimbursed or agreed to reimburse and which constitute Environmental Indemnity Obligations, shall be allocated to the General Partner, and (B) all or any portion of the remaining items of Partnership deduction or loss for the taxable period, if any, shall be allocated to the General

Partner until the aggregate amount of such items allocated to the General Partner pursuant to this Section 6.1(d)(xiii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Quarterly Devils Tower Payments made to the Partnership.”
     10. Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xv) as follows:
     “(xv) Class C Economic Uniformity. With respect to any taxable period in which the Class C Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class C Units that are Outstanding on the Class C Conversion Effective Date in the proportion that the respective number of Class C Units held by such Partner bears to the total number of Class C Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class C Units that causes the Capital Account attributable to each Class C Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class C Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class C Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class C Units into Common Units.
     11. Section 6.4 is hereby amended to add a new Section 6.4(d) as follows:
     “(c) Reduction in Distributions for Quarter of 2010 Contribution Agreement Closing.
     (i) Reduction in Distributions to General Partner. Notwithstanding any other provision of this Agreement, the amount of Available Cash otherwise distributable to the General Partner pursuant to Section 6.3 with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs shall be reduced by the amount equal to (A) the amount that would otherwise have been distributed with respect to the 2010 Contribution General Partner Units for such quarter multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and (y) the denominator of which is the total number of days in such calendar quarter. In the event that the closing of the contributions contemplated by the 2010 Contribution Agreement occurs prior to or on the record date for a distribution by the Partnership of Available Cash pursuant to Section 6.3 with respect to a calendar quarter prior to the calendar quarter in which the Closing of the contributions contemplated by the 2010 Contribution Agreement occurs, the 2010 Contribution General Partner Units shall not be taken into account in determining the Percentage Interest of the General Partner or any Unitholder with respect to such prior calendar quarter and the 2010 Contribution General Partner Units shall have no right to share in distributions of Available Cash with respect to such prior calendar quarter.
     (ii) Reduction in Distribution to Holders of Incentive Distribution Rights. Notwithstanding any other provision of this Agreement, the amount of Available Cash otherwise distributable to the holders of the Incentive Distribution Rights pursuant to Section 6.3 with respect to the calendar quarter in which the closing of the contributions contemplated by the

2010 Contribution Agreement occurs shall be reduced by the amount equal to (A) the excess of (x) the amount that would otherwise have been distributed to the holders of the Incentive Distribution Rights for such quarter if this Section 6.4(d)(ii) did not exist over (y) the amount that would have been distributed to the holders of the Incentive Distribution Rights for such quarter if the contributions contemplated by the 2010 Contribution Agreement had not been made and the issuances of Class C Units and General Partner Units contemplated by the 2010 Contribution Agreement had not occurred, multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and (y) the denominator of which is the total number of days in such calendar quarter.”
     12. Article VI is hereby amended to add a new Section 6.10 as follows:
     “Section 6.10 Special Provisions Relating to the Holders of Class C Units. A Unitholder holding a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Unit Certificate pursuant to Sections 4.1 or 5.12(g), and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class C Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class C Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(iii) and 6.1(d)(xv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Unit Certificates.”
     13. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
     14. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     15. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Amendment that are valid, enforceable and legal.
*    *    *    *    *

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Williams Partners GP LLC
By:
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

Signature Page to Amendment No. 6 to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.

EXHIBIT J
FORM OF TRANSCO ADMINISTRATIVE SERVICES AGREEMENT
(Please see attached.)

ADMINISTRATIVE SERVICES AGREEMENT
     This Administrative Services Agreement (“Agreement”) is effective as of                     , 2010 (the “Effective Date”), by and between Transco Pipeline Services LLC, a Delaware limited liability company (“Contractor”), and Transcontinental Gas Pipe Line Company, LLC, a Delaware limited liability company (“Transco”).
RECITALS
     A. Transco is in the business of owning and operating natural gas pipeline, storage, and related facilities used in the transportation and storage of natural gas in interstate commerce (the “Business”).
     B. Effective as of                     , 2010, at 11:59 p.m., Contractor entered into a Personnel Services Agreement with Williams WPC-I, a Delaware corporation (“WPC”), pursuant to which WPC will be the employer primarily for payroll, benefits and administrative operations and Contractor will be the employer primarily with respect to business operations (the “WPC Agreement”).
     C. Transco requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business.
     D. Contractor has agreed to provide such services in accordance with the terms of this Agreement, and Transco is willing to engage Contractor subject to the terms and conditions of this Agreement.
AGREEMENT
     In consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. DEFINITIONS.
     1.1 Definitions. In addition to the terms defined above and the other terms defined herein, as used in this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Bankrupt” with respect to any Person means the Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or the Person shall take any action to authorize any of the actions set forth above.
     “Confidential Information” means non-public information about the disclosing party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information, including software (source and object code) and programming code, of a party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential, regardless of the means by which it was disclosed. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and to the receiving party’s knowledge without breach of a nondisclosure obligation.
     “Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to the prime interest rate of Contractor’s principal lender.
     “Funded Amount” has the meaning set forth in Section 5.1.
     “Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership, or operation of the Business in accordance with applicable Laws.
     “Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal, or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator, or arbitral body or any quasigovernmental or private body lawfully exercising any regulatory or taxing authority.
     “Laws” means any applicable statute, common law, rule, regulation, judgment, order, ordinance, writ, injunction, or decree issued or promulgated by any Governmental Authority.
     “Payment Amount” has the meaning set forth in Section 5.1.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof, or other entity.
     “Services” has the meaning set forth in Section 2.2.
     “Subject Employees” has the meaning set forth in Section 7.3.

     1.2 Construction. Unless a clear contrary intention appears, as used herein (a) the singular includes the plural and vice versa, (b) reference to any document means such document as amended from time to time, (c) “include” or “including” means including without limiting the generality of any description preceding such term, (d) the word “or” is not exclusive, unless otherwise expressly stated, (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, as the same may be amended from time to time, (f) headings are for convenience only and do not constitute a part of this Agreement, (g) references to money refer to legal currency of the United States of America, and (h) all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with U.S. generally accepted accounting principles.
2. RETENTION OF CONTRACTOR; SCOPE OF SERVICES.
     2.1 Retention of Contractor. Transco engages Contractor to perform the Services and to provide all personnel and any facilities, goods, and equipment not otherwise provided by Transco necessary to operate the Business as provided below, and Contractor accepts such engagement.
     2.2 Scope of Services; Performance Standards. The “Services” shall consist of such services Transco determines may be reasonable and necessary to operate the Business, including employees (subject to the terms and conditions of the WPC Agreement), accounting, information technology, company development, operations, administration, insurance, risk management, tax, audit, finance, land, marketing, legal, and engineering, which Services may be expanded, modified, or reduced from time to time as agreed upon by the parties. Contractor shall perform the Services substantially in accordance with industry standards and substantially in accordance with all applicable material Governmental Approvals and Laws. Except as provided above, Contractor makes no representations or warranties regarding the Services and Contractor does not warrant or guarantee any particular outcome as a result of the Services.
     2.3 Intellectual Property.
          2.3.1 Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by Contractor or its Affiliates or its or their employees in connection with the performance of the Services shall be the property of Contractor except that during the term of this Agreement (A) Transco shall be granted an irrevocable, royalty-free, nonexclusive and non-transferable right and license to use such inventions or material, and (B) Transco shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to Contractor by any Person other than an Affiliate of Contractor. Notwithstanding the foregoing, Contractor shall use commercially reasonable efforts to grant such right and license to Transco.
          2.3.2 Transco grants to Contractor and its Affiliates an irrevocable, royalty-free, non-exclusive, and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by Transco to Contractor or its Affiliates, but only to the extent such use is necessary for the performance of the Services. Contractor shall, and shall cause its Affiliates to, utilize such intellectual property solely in connection with the performance of the Services.
     2.4 Limitation of Authority. Transco shall have the exclusive authority to appoint an independent registered public accounting firm to audit the financial statements of Transco. Notwithstanding such right, nothing in this Agreement shall limit Contractor’s or Contractor’s Affiliates’ right to audit the books and records of Transco pursuant to any other agreement between the parties.
3. RELATIONSHIP; DELEGATION OF DUTY.
     3.1 Independent Contractor. The parties to this Agreement are independent contractors, and none of the provisions of this Agreement shall be interpreted or deemed to create any relationship between or between the parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or partners or joint-venturers between Transco and Contractor, between Transco and any employee or agent of Contractor, or between Contractor and any employee or agent of Transco. Without limiting the generality of the foregoing, Transco shall have no right to control or direct the details, manner, or means by which Contractor perform the Services. Under no circumstances shall Contractor’s or Contractor’s Affiliates’ employees be considered or deemed to be employees of Transco.
     3.2 Delegation of Duty. In the performance of its obligations under this Agreement, Contractor may act directly or through its Affiliates, agents, counsel (in-house or outside) or other persons, may delegate the performance of functions and may consult with agents, counsel (in-house or outside) and other Persons. Contractor, and any Person to whom its obligations have been delegated including any of its Affiliates, shall be entitled to conclusively rely for all purposes upon any notice, document, correspondence, request or directive received by it from Transco or its Affiliates, or any officer or director of Transco or its Affiliates, and shall not be obligated to inquire (a) as to the authority or power of any person executing or presenting any such notice, document, correspondence, request or directive, or (b) as to the truthfulness of any statements set forth therein.
4. BOOKS, RECORDS AND REPORTING.
     4.1 Books and Records. Contractor shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or Law.
     4.2 Audits. Transco shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect, audit, examine, and make copies of the books and records referred to above, which right may be exercised through any agent or employee of Transco designated in writing by it or by an independent public accountant, engineer, attorney, or other agent so designated. Transco shall bear all costs and expenses incurred in any inspection, examination, or audit unless an audit determines that Transco has been overcharged, in which case, in addition to refunding to Transco the amount of the overcharge, Contractor shall reimburse Transco for the cost of the audit together with interest thereon at the Default Rate from the time of the overcharge until refunded. Contractor shall review and respond in a timely manner to any claims or inquiries made by Transco regarding matters revealed by any such inspection, examination or audit.
     4.3 Reports. Contractor shall prepare and deliver to Transco any reports provided for in this Agreement and such other reports as Transco may reasonably request from time to time regarding the performance of the Services.
5. PAYMENT TO CONTRACTOR.
     5.1 Payment to Contractor. Contractor shall be reimbursed by Transco on a monthly basis, or such other basis as the Contractor may determine (including on a cash or accrual basis), for (a) all direct and indirect expenses it incurs or payments it makes on behalf of Transco (including salary, bonus, incentive compensation, benefits, and other amounts paid to any Person, including Affiliates of Contractor) to perform the Services, including expenses allocated to Transco by Affiliates of Contractor, and (b) all other expenses allocable to the Business or otherwise incurred by Contractor in connection with operating the Business (including expenses allocated to Contractor by its Affiliates) (collectively, the “Payment Amount”). Contractor shall determine the expenses that are allocable to Transco. Reimbursements pursuant to this Section shall be in addition to any reimbursement to Contractor as a result of indemnification pursuant to any other Section in this Agreement. Any allocation of expenses to Transco by Affiliates of Contractor in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by the Federal Energy Regulatory Commission (“FERC”) for rate-making purposes (or in the absence of then-applicable methodologies permitted by the FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to Transco. For the purpose of Contractor’s determination of expenses under this Section 5.1, the parties agree that Transco shall be given full credit for the amount of assets Transco previously contributed (calculated immediately prior to the Effective Date) to fund post retirement benefits under any plans or trusts (including any VEBA or 401(h) account) maintained for the benefit of the employees of any Person, which employees are engaged in the performance of the Services, as the value of such assets may be increased or decreased due to investment results, administrative expenses, and benefit payments (“Funded Amount”), such that no portion of the cost of post-retirement benefits to the extent paid with the Funded Amount is allocated or charged to Transco under this Section 5.1.
     5.2 Benefit Plans. Contractor, directly or through its Affiliates, may adopt and participate in employee benefit plans, employee programs, and employee practices (including COBRA obligations, paid time off payments, severance, retiree medical, retiree life, equity related awards, bonuses, vesting of employee benefits, retirement plans, and other employee or retiree related payments, obligations, liabilities or benefits) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of Contractor or any of its Affiliates, in respect of Services performed, directly or indirectly, for the benefit of Transco. Contractor, directly or through its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of Transco, the predecessor of Transco (Transcontinental Gas Pipe Line Corporation), and their Affiliates, in respect of services previously performed, directly or indirectly, for the benefit of Transco or its predecessor. Any and all expenses incurred or accrued by Contractor or its Affiliates in connection with any such Plans and Practices shall be reimbursed by Transco in accordance with the procedures described in Section 5.1.
6. CONFIDENTIAL INFORMATION.
     6.1 Nondisclosure. Each of Contractor and Transco shall (a) not disclose to any third party or use any Confidential Information disclosed to it by the other except as necessary to carry out its obligations under this Agreement, and (b) take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.
     6.2 Permitted Disclosure. Notwithstanding the foregoing, each party may disclose Confidential Information (a) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such party has given the other party prior notice of such requirement when legally permissible to permit the other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (b) to its and its Affiliates’ consultants, legal counsel, accountants, financing sources, and their advisors including Persons performing duties pursuant to Section 3.2.
7. TERM AND TERMINATION.
     7.1 Term. Unless terminated earlier as provided below, this Agreement shall remain in full force and effect except that (a) Contractor may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) Contractor or Transco may terminate this Agreement immediately upon written notice to the other party at any time at which neither Contractor nor an Affiliate of Contractor is the general partner of Williams Partners L.P. or its successor in interest.
     7.2 Termination for Breach. If a party shall be in breach of any provision of this Agreement (the “Breaching Party”), the non-breaching party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach (the “Notice”), and, subject to the terms of this Section, the Breaching Party shall have 30 days after receipt of the Notice within which to cure the breach except that no Notice shall be required if (a) the breach is an obligation to pay money, in which case the Breaching Party shall have five business days to cure the breach; (b) the same breach occurs in any six-month period; (c) the breach pertains to the Breaching Party’s obligations under Section 6; or (d) a party files a petition in Bankruptcy (or is the subject of an involuntary petition in Bankruptcy that is not dismissed within 60 days after the effective filing date thereof). With respect to a breach of the obligations of a Breaching Party contained in Section 6, there is no adequate remedy at law, and the Non-Breaching Party will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by a Breaching Party of Section 6 occurs, the Non-Breaching Party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation thereof without the obligation of posting a bond, cash, or otherwise.

     7.3 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1 or 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time, and (d) all liabilities and other obligations attributable, or in any way related to, employees and former employees of Transco, Contractor, and their respective Affiliates to the extent that such employees and former employees provided Services to Transco, and the predecessors in interest of each and the estates, heirs, personal representatives, successors, and assigns of each such employee and former employee (each, a “Subject Employee”) including with respect to current and former Plans and Practices and any benefit, equity, or incentive related plans, programs, policies, or practices of Transco or its predecessors, all of which shall be paid when due by Transco, recognizing that the amount of some of such liabilities and other obligations shall not be known at the time of termination of this Agreement and the obligation to pay shall continue after such termination..
8. RELEASE; INDEMNIFICATION; AND LIMITATION OF LIABILITY.
     8.1 Release. Transco, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each, releases and forever discharges Contractor, Contractor’s Affiliates, and the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, contractors, and agents of each (as applicable, a “Releasee”) of and from any and all causes of action, claims, demands, assessments, losses, liabilities, fines, penalties, suits, damages, liabilities, liens, rights, compensation, costs, and expenses of whatsoever kind or nature including reasonable legal and expert fees and expenses (each, a “Damage”), whether now known or unknown, and whether they exist now or in the future, arising from or relating to performance of, error or delay in performance, attempting to perform or failing to perform, any responsibilities hereunder, or any Damages related thereto, including claims arising as a result of the express negligence of the Releasee unless the Damage resulted from the gross negligence or willful misconduct of the Releasee.
     8.2 Indemnification. Notwithstanding the definitions provided in Section l.1, as used in this Subsection 8.2: (a) the term Affiliate, when used with reference to Contractor, shall not include Transco or any of its subsidiaries, and, when used with reference to Transco, shall not include Contractor and its Affiliates; (b) references to Contractor and Transco, as applicable, as the Indemnified Party, shall include their respective Affiliates, the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, contractors, and agents of each, and their respective successors, assigns, and, in the case of individuals, their estates, heirs, and personal representatives; and (c) the Subject Employees are deemed to be third parties.
          8.2.1 Indemnification Obligations. Transco, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “Transco Indemnifying Party”) shall indemnify Contractor (the “Contractor Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a Contractor Indemnified Party, which claim arises out of or is caused by (a) a breach of this Agreement by a Transco Indemnifying Party, or (b) any action or omission, including negligence (but excluding gross negligence or willful misconduct) of a Contractor Indemnifying Party (as defined below) or its employees or subcontractors in connection with Contractor’s obligations hereunder.
          Contractor, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “Contractor Indemnifying Party”) shall indemnify Transco (the “Transco Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a Transco Indemnified Party, which claim arises out of or is caused by the gross negligence or willful misconduct of a Contractor Indemnifying Party or its employees or subcontractors.
          8.2.2 Procedure. Each of Contractor and Transco shall give the other party prompt written notice and information in such party’s possession concerning any claim that could result in a Damage. In performing its indemnity obligation, the Transco Indemnifying Party or the Contractor Indemnifying Party (as applicable, the “Indemnifying Party”) shall have the right to assume the settlement in the defense of any suit or suits or other legal proceedings brought to enforce all such Damages and shall pay all judgments entered in any such suit or other legal proceedings. Except in the case where the Indemnifying Party refuses to assume such defense in settlement, the Indemnifying Party shall have no liability for any settlement in or compromise made without its written consent.
     8.3 Disclaimer; Limitation of Liability. Neither party shall be responsible for any incidental, indirect, consequential, special, punitive, or exemplary damages. Regardless of the basis on which Transco makes a claim against Contractor for damages, Contractor shall not be liable for any amount in excess of the lesser of (a) the amount of any actual and direct loss or damage incurred, or (b) the amount paid to Contractor in excess of reimbursement for direct and indirect costs in performance of the Services. All claims against Contractor shall be deemed waived unless made by Transco in writing and received by Contractor within six months after completion of the Services with respect to which the claim is being made.
9. GENERAL PROVISIONS.
     9.1 Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the “Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a

Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting Contractor, Contractor shall use reasonable efforts to continue to perform the Services by utilizing its management personnel and that of its Affiliates.
     9.2 Assignments. Except as otherwise provided herein (including Contractor’s right to delegate performance of the Services under Section 3.2), neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any Person without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets.
     9.3 Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Transco:	Transcontinental Gas Pipe Line Company, LLC 2800 Post Oak Blvd. Houston, TX 77056 Attention: General Counsel Facsimile: 713-215-2229 E-Mail: Randall.R.Conklin@Williams.com

If to Contractor:	Transco Pipeline Services Company LLC 2800 Post Oak Blvd. Houston, TX 77056 Attention: Senior Vice President Facsimile: 713-215-4269 E-Mail: Phil.Wright@Williams.com
or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.
     9.4 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     9.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.
     9.6 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

     9.7 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.
     9.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
     9.9 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Tulsa, Oklahoma.
     9.10 Attorneys’ Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable attorneys’ fees.
     9.11 Survival of Terms and Conditions. The terms and condition of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate, including the terms and conditions contained in Sections 2.3, 5.1, 5.2, 6.1, 6.2, 7.3, 8.1 through 8.3, and 9.2 through 9.12.
     9.12 Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.
     9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.
[See signature page(s) attached]

The parties have executed this Administrative Services Agreement on, and effective as of                     , the Effective Date.

Transcontinental Gas Pipe Line Company, LLC
By:
Name:	Phillip D. Wright
Title:	Senior Vice President

Transco Pipeline Services Company LLC
By:
Name:	Phillip D. Wright
Title:	Senior Vice President
Signature Page to Administrative Services Agreement

EXHIBIT K
FORM OF SECONDMENT AGREEMENT
(Please see attached.)

SECONDMENT AGREEMENT
     This Secondment Agreement (the “Agreement”), dated as of [date] (the “Effective Date”), is entered into between The Williams Companies, Inc., a Delaware corporation (“Williams”), Williams Partners L.P., a Delaware limited partnership (“WPZ”), and Williams Partners GP LLC, a Delaware limited liability company (the “General Partner”) and the general partner of WPZ. The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” WPZ and the General Partner are sometimes collectively referred to as the “Partnership Entities.”
RECITALS:
     A. WPZ and its subsidiaries own and operate assets that include natural gas gathering, processing, treating and/or production handling facilities (the “Midstream Business”).
     B. Williams will cause its affiliates (the “Williams Entities”) to provide certain personnel necessary to operate, manage, maintain and report the operating results of the Midstream Business;
     C. All management powers over the business and affairs of WPZ are exclusively vested in the General Partner, and the General Partner is required to conduct, direct and exercise full control over all activities of WPZ, including, among other things, providing various operational and maintenance resources and services;
     D. In connection with the provision of services with respect to the Midstream Business conducted by [identify specific midstream entit(ies)] (each, a “Midstream Entity”), Williams desires to second to the General Partner certain personnel employed or contracted by the Williams Entities;
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
SECTION 1
SECONDMENT
     1.1 Seconded Employees.
     (a) Subject to the terms of this Agreement, Williams agrees to cause the Williams Entities to second to the General Partner, and the General Partner agrees to accept the secondment of, those certain specifically identified individuals (each, a “Seconded Employee” and collectively, the "Seconded Employees”) listed on Exhibit A (the “Seconded Employee Schedule”) for the purpose of performing job functions related to the assets owned by the Midstream Entities (the “Secondment”).

     (b) The Seconded Employees will remain at all times employees of the Williams Entities but, in addition, they will also be temporary employees of the General Partner during the Period of Secondment (as defined below). At all times during the Period of Secondment, the Williams Entities shall instruct each Seconded Employee to comply with all lawful instructions from the General Partner regarding the performance of the Secondment Services (as defined in Section 2 below) and the Seconded Employees shall work under the direction, supervision and control of an officer of the General Partner as regards the performance of the activities under this Agreement. Williams will retain the right to cause the Williams Entities to hire or discharge the Seconded Employees but, subject to the provisions in Section 1.2 or elsewhere in this Agreement, will not have the right to cause the Williams Entities to terminate the Secondment to the General Partner or otherwise exercise direction, supervision or control over the Seconded Employees regarding the performance of the activities that are part of the Secondment Services. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in Section 1.2.
     (c) The Seconded Employee Schedule sets forth the names of the Seconded Employees seconded by the Williams Entities, the job functions of the Seconded Employees, the starting date for the Period of Secondment for each Seconded Employee, and the names of those Seconded Employees who also provide services to Williams Entities in connection with its operations (“Shared Seconded Employees”). Except for those designated as “Shared Seconded Employees” on the Seconded Employee Schedule, each Seconded Employee shall have no actual or apparent authority to act on behalf of the Williams Entities during the Period of Secondment. Individuals may be added or removed from the Seconded Employee Schedule from time to time by the execution by the Parties of a completed "Addition/Removal/Change of Responsibility of Seconded Employee” form, the form of which is attached to this Agreement as Exhibit B, which will be fully binding on the Parties for all purposes under this Agreement. Those rights and obligations of the Parties under this Agreement that relate to individuals who were on the Seconded Employee Schedule but then later removed from the Seconded Employee Schedule, which rights and obligations accrued before the removal of such individual, will survive the removal of such individual from the Seconded Employee Schedule to the extent necessary to enforce such rights and obligations.
     1.2 Period of Secondment. Williams will cause the Williams Entities to second to the General Partner each Seconded Employee on the start date set forth on the Seconded Employee Schedule and continue to second, during the period (and only during the period) that the Seconded Employee is performing services for the General Partner, until the earliest of:
     (a) the end of the term of this Agreement;
     (b) the end date, if any, set forth for the Seconded Employee on the Seconded Employee Schedule (or another end date for such Seconded Employee as mutually agreed in writing by the Parties) (the “End Date”);
     (c) a withdrawal, departure, resignation or termination of such Seconded Employee under Section 1.3;

     (d) the date on which a Williams Entity ceases to own a majority of the issued and outstanding voting equity of the General Partner and the General Partner has entered into satisfactory arrangements which it determines, in good faith, will provide it with suitable qualified and experienced full-time or seconded employees necessary to operate, manage, and maintain the assets of the Midstream Entities; and
     (e) a termination of Secondment for such Seconded Employee under Section 1.4.
     At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction of the General Partner with regard to the Seconded Employee’s day-to-day activities.
     1.3 Withdrawal, Departure or Resignation. Williams will use reasonable efforts to cause the Williams Entities to prevent any early withdrawal, departure, resignation or termination of any Seconded Employee prior to the End Date for such Seconded Employee’s Period of Secondment. If any Seconded Employee tenders his resignation to a Williams Entity as an employee of such Williams Entity or a Williams Entity terminates or suspends the employment of any Seconded Employee as an employee of such Williams Entity, Williams will promptly notify the General Partner. During the Period of Secondment for any Seconded Employee, Williams will cause the Williams Entities to not voluntarily withdraw any Seconded Employee except with the written consent of the General Partner (which may be through the execution of a completed Addition/Removal/Change of Responsibility of Seconded Employee form), such consent not to be unreasonably withheld. Nothing in this Agreement shall abridge, restrict or limit in any manner Williams’ legal right to end a Seconded Employee’s employment with Williams and the Williams Entities just as if the Secondment had not occurred. Nothing in this Agreement shall be construed to be a guarantee of a Seconded Employee’s employment with any of Williams or a Williams Entity for any amount of time, including without limitation the time covered by any Period of Secondment. Williams will indemnify, defend and hold harmless the General Partner and its directors, officers and employees against any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards (each, a “Loss” and collectively, the "Losses”) arising out of or in any way connected with or related to the termination of employment with a Williams Entity of any Seconded Employee by that Williams Entity without the consent of THE GENERAL PARTNER, WHICH SHALL NOT BE UNREASONABLY WITHHELD, EVEN THOUGH SUCH LOSS MAY BE CAUSED IN PART BY THE NEGLIGENCE OF ONE OR MORE OF THE PARTNERSHIP ENTITIES, except to the extent that such Losses (i) arise solely out of or result solely from the negligence, gross negligence or willful misconduct of any of the Partnership Entities, or (ii) arise in connection with the termination of a Seconded Employee for cause. The General Partner and WPZ shall each indemnify, defend and hold harmless Williams, the Williams Entities and each of their directors, officers and employees against any and all Losses arising our of or in any way connected with or related to the resignation of a Seconded Employee that ends such Seconded Employee’s Period of Secondment or the exercise by the General Partner of its supervision and control of the day-to-day activities of a Seconded Employee, EVEN THOUGH SUCH LOSS MAY BE CAUSED IN PART BY THE NEGLIGENCE OF ONE OR MORE OF WILLIAMS OR A WILLIAMS ENTITY, except to the extent that such Losses arise solely out of or result solely from the negligence, gross negligence or willful misconduct of any of Williams or any of the Williams Entities. Upon the termination of employment, the Seconded Employee will cease performing services for the General Partner.
     1.4 Termination of Secondment. The General Partner will have the right to terminate the Secondment to it of any Seconded Employee for any reason at any time. Subject to Sections 1.2 and 1.3, Williams will not have the right to cause any Williams Entity to terminate the Secondment to the General Partner of any Seconded Employee. Upon the termination of a Secondment, the Seconded Employee will cease performing services for the General Partner pursuant to the terms of this Agreement. At no time will the General Partner have the right to terminate the employment with the Williams Entities of the Seconded Employees.
     1.5 Supervision. During the Period of Secondment, the General Partner shall:
     (a) be ultimately and fully responsible for the daily work assignments of the Seconded Employee (and with respect to Shared Seconded Employees during those times that the Shared Seconded Employees are performing services for the General Partner hereunder), including supervision of their day-to-day work activities and performance consistent with the terms stated in Section 1.1 and the job functions set forth in the Seconded Employee Schedule;
     (b) set the hours of work and the holidays and vacation schedules (other than with respect to Shared Seconded Employees, as to which the General Partner and Williams shall jointly determine) for the Seconded Employee, so long as such determinations are not inconsistent with Williams’ vacation and personal absence policies and other applicable policies; and
     (c) have the right to determine training which will be received by the Seconded Employee.
     In the course and scope of performing any Seconded Employee’s job functions, the Seconded Employee will be integrated into the organization of the General Partner, will report into the General Partner’s management structure, and will be under the direct management and supervision of the General Partner. The General Partner shall designate one of its officers, who does not also provide services to Williams in connection with Williams’ exploration and production operations, to be responsible for the supervisory function set forth in this Section 1.5 on behalf of the General Partner.
     1.6 Seconded Employee Qualifications; Approval. Williams will cause the Williams Entities to provide such suitably qualified and experienced Seconded Employees as it is able to make available to the General Partner, and the General Partner will have the right to approve or reject each such Seconded Employee.

SECTION 2
SECONDMENT SERVICES
     2.1 Secondment Services. Williams shall cause the Williams Entities to second Seconded Employees to the General Partner to provide the General Partner with certain personnel necessary for WPZ to operate, manage, maintain and report the operating results of the assets owned by the Midstream Entities (the “Secondment Services”).
     2.2 Cancellation or Reduction of Secondment Services. The General Partner may terminate or reduce the level of any of the Secondment Services on 30 days’ prior written notice to Williams.
     2.3 Workers’ Compensation. At all times, Williams will cause the Williams Entities to maintain workers’ compensation insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees. Williams will cause the Williams Entities to name the General Partner as an also insured employer under such insurance policy. Prior to being assigned any duties by the General Partner, each Seconded Employee must sign an acknowledgement that the Seconded Employee is an employee during the Secondment Period of both the Williams Entities and the General Partner and that for any work place injury, the Seconded Employee’s sole remedy will be under such Williams Entity’s workers’ compensation insurance policy. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in benefit programs generally available to employees of Williams Entities to which they are otherwise eligible and shall not imply that any Seconded Employee is entitled to any employee benefits from the General Partner or any of the Partnership Entities.
SECTION 3
SERVICES REIMBURSEMENT
     WPZ hereby agrees to reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine, in accordance with the reimbursement provisions of Section 7.4 of the Amended and Restated Agreement of Limited Partnership of WPZ, dated as of August 23, 2005, as amended or restated from time to time, for the amount of all direct and indirect expenses the General Partner determines are paid or incurred on behalf of the Midstream Entities by the General Partner and the Williams Entities (without duplication) in connection with the performance of the Secondment Services during the preceding month (the “Services Reimbursement”). The General Partner shall in turn promptly pay over to Williams or its designee that portion of the Services Reimbursement that is Seconded Employee Expenses (as defined in Section 4 below).
SECTION 4
COMPENSATION AND EXPENSES OF SECONDED EMPLOYEES
     Williams and the Williams Entities shall be solely responsible for establishing the terms of and paying all salary or other payments (included but not limited to all other compensation, all benefits and any expense reimbursements) required to be made to the Seconded Employees pursuant to the terms and conditions of the Seconded Employees’ employment with Williams and the Williams Entities, and all administrative expenses associated with the payment and delivery of such Seconded Employees’ compensation and benefits, including federal and state income tax withholding, payroll taxes, and the like, and the related reporting and administration of payroll. In addition, Williams and the Williams Entities shall be solely responsible for providing any health insurance, disability insurance, life insurance, workers’ compensation coverage (as described in greater detail in Section 2.3), unemployment insurance, participation in and contributions to any pension or profit-sharing plans in which a Seconded Employee is eligible to participate by virtue of employment with a Williams Entity and all other direct and indirect costs attributable to such Seconded Employee’s compensation and benefits relating to such Seconded Employee’s employment with a Williams Entity. Collectively such costs and expenses incurred by Williams and the Williams Entities for the Seconded Employees shall be referred to as the “Seconded Employee Expenses” and shall be included with the definition of Services Reimbursement, which obligation to reimburse shall be the primary legal responsibility of the General Partner. No Seconded Employee will be entitled to additional compensation or benefits from the Partnership Entities as a result of the performance of services pursuant to this Agreement. Williams agrees to indemnify and hold the General Partner harmless from any and all Losses incurred by the Partnership Entities, or any of the Midstream Entities related to Williams’ failure to carry out its responsibilities for the payment of the Seconded Employee Expenses as set forth above, except to the extent that such Losses arise solely out of or result solely from the negligence, gross negligence or willful misconduct of any of the Partnership Entities or the Midstream Entities.
SECTION 5
TERM
     The term of this Agreement will commence on the Effective Date and will continue for an initial period of [10] years. Upon the expiration of the initial [10] year period, the term of this Agreement shall automatically extend for an additional 12 month period, unless either Party provides at least 180 days’ prior written notice to the other Party, prior to the expiration of such initial period, that the Party wishes for this Agreement to expire at the end of the initial [10] year period. After the initial 12 month renewal period, the term of this Agreement shall automatically extend for additional 12 month periods, unless either Party provides prior written notice, at least 180 days prior to the expiration of the applicable 12 month period, that the Party wishes for this Agreement to expire at the end of such 12 month period. Upon proper notice by a Party to the other Party, in accordance with this Section 5, that the Party wishes for this Agreement to expire on the expiration of the applicable [10] year or 12 month period, this Agreement shall not automatically extend, but shall instead expire upon the expiration of the applicable [10] year or 12 month period and only those provisions that, by their terms, expressly survive this Agreement shall so survive. Notwithstanding the foregoing, the General Partner may terminate this Agreement at any time, upon 180 days prior written notice to Williams, and only those provisions that, by their terms, expressly survive this Agreement shall so survive. Furthermore, this Agreement shall terminate on the date the conditions set forth in Section 1.2(d) are satisfied.

SECTION 6
GENERAL PROVISIONS
     6.1 Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the "Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting the Williams Entities, the Williams Entities shall use reasonable efforts to continue to perform the Secondment Services by utilizing its management personnel and that of its Affiliates (as defined in Section 6.8 below).
     6.2 Assignments. Except as otherwise provided herein, no Party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any person without the prior consent of the other Parties except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a Party or in connection with a merger, consolidation, or the sale of all or substantially all of the assets of a Party. Each of the Parties hereto specifically intends that each entity comprising the Williams Entities, the Affiliates of WPZ controlled by WPZ (the “WPZ Entities”), and the Midstream Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Other than as set forth in the preceding sentence, nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any person (including any Seconded Employee) other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.
     6.3 Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Williams:	The Williams Companies, Inc. One Williams Center Tulsa, Oklahoma 74172 Attn: General Counsel

Telecopy: (918) 573-5942

If to WPZ:	Williams Partners L.P. One Williams Center Tulsa, Oklahoma 74172 Attn: General Counsel and Conflicts Committee Chair Telecopy: (918) 573-5942

If to General Partner:	Williams Partners GP LLC One Williams Center Tulsa, Oklahoma 74172 Attn: Chief Financial Officer Telecopy: (918) 573-0871
or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.
     6.4 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.
     6.6 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.
     6.7 Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind. In this regard, the Parties specifically agree as follows:
     (a) The Parties will comply with all equal employment opportunity requirements and other applicable employment laws. Where a joint or combined action is required by the law in order to comply with an employment obligation, the parties will cooperate fully and in good faith to comply with the applicable obligation.
     (b) The General Partner acknowledges and agrees that Seconded Employees may utilize the complaint reporting and resolution process of Williams and agrees to cooperate in the investigation and resolution of any complaint that may be made.
     (c) The Parties agree that they will adhere to the Fair Labor Standards Act of 1938, as amended, any comparable state law and any law regulating the payment of wages or compensation. The General Partner is solely responsible for ensuring that non-exempt Seconded Employees accurately record their hours and time worked.
     6.8 Relationship of the Parties. Nothing in this Agreement shall cause any of Williams, the Williams Entities or the Partnership Entities to become members of any other partnership, joint venture, association, syndicate or other entity. Nothing in this Agreement shall cause any Partnership Entity to be considered a Williams Entity, and vice versa. “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
     6.9 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
     6.10 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Tulsa, Oklahoma.
     6.11 Attorneys’ Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable attorneys’ fees.
     6.12 Survival of Terms and Conditions. The terms and condition of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate.
     6.13 Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the General Partner may not, without the prior approval of the Conflicts Committee of the Board of Directors of the General Partner, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have an adverse effect on the holders of common units of WPZ.
     6.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

     The parties have executed this Secondment Agreement on, and effective as of                     , the Effective Date.

The Williams Companies, Inc.
By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer

Williams Partners L.P.
By:	Williams Partners GP LLC, its general partner

By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer

Williams Partners GP LLC
By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer
Signature Page to Secondment Agreement

Exhibit A
Seconded Employee Schedule
This Exhibit A is attached to the Secondment Agreement (the “Agreement”) dated [date] by and between The Williams Companies, Inc., Williams Partners L.P. and Williams Partners GP LLC. All defined terms used herein shall have the same meaning as set forth in the Agreement. All information must be filled in for this form to be valid.

Name of Seconded
Employee	Title and Job Function	Start Date

Exhibit A-1
(to Secondment Agreement)

Exhibit B
Addition/Removal/Change of Responsibility of Seconded Employee
Exhibit B-1
(to Secondment Agreement)